Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of September 19, 2019

among

MMA ENERGY HOLDINGS, LLC,

as Borrower,

EAST WEST BANK,
as Administrative Agent and Collateral Agent

and

THE LENDERS PARTY HERETO,

as Lenders

Secured Revolving Credit Facility

i

4.15	Material Contracts	47
4.16	Governmental Regulation	47
4.17	Margin Stock	47
4.18	Employee Benefit Plans	47
4.19	Certain Fees	47
4.20	Solvency; Fraudulent Conveyance	47
4.21	Compliance with Requirements of Laws	48
4.22	Representations and Warranties of Credit Documents	48
4.23	Disclosure	48
4.24	Patriot Act	48
4.25	Change of Control	48
4.26	Capital Lease Obligations	49

SECTION 5. AFFIRMATIVE COVEN ANTS		49
5.1	Financial Statements and Other Reports	49
5.2	Existence	52
5.3	Payment of Taxes and Claims	53
5.4	Insurance	53
5.5	Inspections; Compliance Audits; Regulatory Review	53
5.6	Lender Meetings	54
5.7	Compliance with Laws	54
5.8	Further Assurances	55
5.9	Disaster Recovery Plan	55
5.10	Renewable Loan Actions	55
5.11	Collections	55

SECTION 6. NEGATIVE COVENANTS		55
6.1	Indebtedness	55
6.2	Liens	55
6.3	No Further Negative Pledges	56
6.4	Investments	56
6.5	Fundamental Changes; Disposition of Assets; Acquisitions	56
6.6	Transactions with Affiliates	56
6.7	Conduct of Business	56
6.8	Sales of Renewable Loans	57
6.9	Servicing	57
6.10	Credit Documents	57
6.11	Changes to the Credit Policies or Servicing Policy	57
6.12	Standard Loan Requirements	57
6.13	Sales and Lease-Backs	57
6.14	Funding Entities	58

SECTION 7. EVENTS OF DEFAULT		60
7.1	Events of Default	60

SECTION 8. AGENTS		63
8.1	Appointment of Agents	63

8.2	Powers and Duties	63
8.3	Collateral Documents and Guaranty	63

SECTION 9. MISCELLANEOUS		63
9.1	Notices	63
9.2	Expenses	64
9.3	Indemnity	64
9.4	Set Off	65
9.5	Amendments and Waivers; Administrative Agent Consent	66
9.6	Successors and Assigns; Participations	67
9.7	Independence of Covenants	70
9.8	Survival of Representations, Warranties and Agreements	70
9.9	No Waiver; Remedies Cumulative	70
9.10	Marshalling; Payments Set Aside	71
9.11	Severability	71
9.12	Third Party Beneficiaries	71
9.13	Headings	71
9.14	APPLICABLE LAW	71
9.15	CONSENT TO JURISDICTION	71
9.16	WAIVER OF JURY TRIAL	72
9.17	Usury Savings Clause	73
9.18	Counterparts	73
9.19	Effectiveness	73
9.20	Patriot Act	73
9.21	Treatment of Certain Information; Confidentiality	74

APPENDICES:	A	Revolving Commitments
	B	Notice Addresses
	C	Eligibility Criteria
	D	Excess Concentration Amounts
	E	Collateral Performance Triggers

SCHEDULES:	1.1(a)	Borrower’s Share
	1.1(b)	Financial Covenants
	1.2	Funding Entities
	1.3	Controlled Accounts
	4.1	Trade Names
	6.12	Standard Loan Requirements

EXHIBITS:	A	Form of Funding Notice
	B	Form of Revolving Loan Note
	C	Form of Compliance Certificate
	D	Form of Borrowing Base Certificate
	E	Form of Assignment Agreement
	F	Form of U.S. Tax Compliance Certificate
	G	Form of Closing Date Certificate
	H	Form of Solvency Certificate
	I	Form of Monthly Servicing Report
	J	Form of Joinder Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of September 19, 2019 (as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into among MMA ENERGY HOLDINGS, LLC, a Maryland limited liability company (the “Borrower”), and EAST WEST BANK (“EWB”), as Administrative Agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and as Collateral Agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or in a Joinder Agreement (together with their respective successors and assigns, the “Lenders”).

RECITALS:

WHEREAS, each Lender has agreed to extend a senior secured revolving credit facility (the “Facility”) to the Borrower, upon the terms and subject to the conditions set forth in this Agreement and in the other Credit Documents;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on the Collateral;

WHEREAS, the Borrower has agreed to pledge 100% of the Capital Stock of REL to the Collateral Agent, for the benefit of the Secured Parties; and

WHEREAS, the Performance Guarantor is willing to guarantee the obligations of the Borrower under this Agreement and in the other Credit Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS AND INTERPRETATION

1.1                               Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Account Bank” means East West Bank, in its capacity as account bank with respect to the Controlled Accounts, and its successors and assigns.

“Account Bank Fees” means the fees, expenses and indemnities payable to the Account Bank in connection to the Controlled Accounts pursuant to the Controlled Account Agreement.

“Administrative Agent” as defined in the preamble hereto.

“Advance Rate” means (i) with respect to any Eligible Renewable Loan that is a Construction Loan, 75%, (ii) with respect to any Eligible Renewable Loan that is a Late Stage Development Loan, 60%, (iii) with respect to any Eligible Renewable Loan that is a Permanent Loan, 90% and (iv) with respect to any cash held by a Funding Entity, 95%, in each case, multiplied by the applicable Borrower’s Share.

“Adverse Proceeding” means, with respect to any Person, any non-frivolous action, suit, proceeding (whether administrative, judicial or otherwise), non-routine governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of such Person, threatened in writing against such Person, or any of their respective property.

“Affected Lender” as defined in Section 2.13(a).

“Affected Loans” as defined in Section 2.13(a).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 25% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agent Fee Letter” means the letter agreement, dated as of the Closing Date, between the Administrative Agent and the Borrower, specifying the fees payable to the Agent, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Agent Margin Fee” shall have the meaning specified in the Agent Fee Letter.

“Agreement” as defined in the preamble hereto.

“Applicable Margin” means 2.75%.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief operating officer, president, vice president, chief financial officer, general counsel, secretary or treasurer (or, in each case, the equivalent thereof).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Borrower” as defined in the preamble hereto.

“Borrower’s Share” means (i) with respect to any asset held by REL or the Borrower, 100% and (ii) with respect to any asset held by a Funding Entity that is not REL, the percentage reflecting the Borrower’s and/or REL’s economic and voting interest in the Capital Stock of such Funding Entity as of the relevant date of determination, which percentages for SDL, SPL and SCL, as of the Closing Date, are set forth on Schedule 1.1(a) hereto.

“Borrowing Base” means, as of any date of determination, an amount equal to (i) the sum of the Renewable Loan Advance Amount for each Eligible Renewable Loan in the Portfolio, plus (ii) all amounts on deposit in the Collection Accounts and the Reserve Accounts, minus (iii) any Excess Concentration Amounts, minus (iv) all accrued but unpaid interest and fees with respect to the Facility due and payable on the following Settlement Date, in each case, as of such date of determination.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit D, executed by an Authorized Officer of the Borrower and delivered to the Administrative Agent, which sets forth the calculation of the Borrowing Base, including a calculation of each component thereof.

“Borrowing Base Deficiency” means the amount by which the Facility Amount exceeds the Borrowing Base (including in connection with any Eligible Renewable Loan becoming a Defaulted Renewable Loan).

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or any Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP as of December 31, 2018, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capital Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Change of Control” means, at any time, (i) with respect to the Borrower, the Performance Guarantor shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Borrower free and clear of any material adverse claims not being contested in good faith or (ii) with respect to REL, the Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of REL free and clear of any material adverse claims not being contested in good faith, (iii) with respect to the Performance Guarantor, the acquisition after the Closing Date by any Person, or two (2) or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of the Performance Guarantor at any time if after giving effect to such acquisition such Person or Persons owns more than fifty percent (50%) of such outstanding voting stock or (iv) the disposition of all or substantially all assets of any Credit Party.

“Closing Date” means September 19, 2019.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means this Agreement, the Security Agreement, the Pledge Agreements, the Guaranty and all other instruments, documents and agreements delivered by, or on behalf or at the request of, the Borrower pursuant to this Agreement or any of the other Credit Documents, as may be reasonably necessary, in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on any of the Collateral or to protect or preserve the interests of the Collateral Agent or the Secured Parties therein.

“Collateral Performance Trigger” means the breach of any of the collateral performance tests specified in Appendix E.

“Collection Accounts” means each of the Collection Accounts listed on Schedule 1.3 hereto and the “Controlled Accounts” means each of these accounts.

“Collection Period” means the period from and including the first day of a calendar month to and including the last day of such calendar month, provided, however, that the initial Collection Period will commence on the Closing Date and end on the last day of the calendar month in which the Closing Date occurred and the last Collection Period will commence on the first day of the calendar month where the Termination Date occurs and end on the Termination Date.

“Collections” means any and all cash distributions and other cash proceeds received by the Borrower with respect to any Renewable Loans owned by the Borrower or distributed to the Borrower by each Funding Entity including, but not limited to, net operating cash flows, net cash flows from capital transactions and any other cash activity that represents a distribution of income or returns of capital from each Funding Entity to the Borrower and any net income generated by investments made by the Borrower or REL.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Compliance Review” as defined in Section 5.5(b).

“Consolidated Debt Service Coverage Ratio” means with respect to any Person, Consolidated EBITDA divided by all interest payments made on any Indebtedness of such Person or its Subsidiaries during such measured time period.

“Consolidated EBITDA” means with respect to any Person, Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary cash or non cash or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business, (vi) all fees, costs, expenses and reimbursement obligations incurred under the Management Agreement with the Manager or its affiliates or other consultants pursuant to management services agreements and (vii) non-cash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for such Person and its Subsidiaries in accordance with GAAP on a consolidated basis.

“Consolidated Interest Expense” means, with respect to any Person, with reference to any period, consolidated interest expense (including, without limitation, interest expense that is treated as interest in accordance with GAAP) whether paid or accrued, of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries allocable to such period in accordance with GAAP, including all Capital Lease Obligations (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate hedging agreements to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means, with respect to any Person, with reference to any fiscal quarter, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP plus any accrued but unrealized gains on Renewable Loans during that same period to the extent not previously included in the relevant financial calculations.

“Consolidated Net Worth” means, with respect to any Person, with respect to any fiscal quarter, an amount equal to (a) the total member’s equity of such Person and its consolidated Subsidiaries that, in accordance with GAAP, is reflected on the consolidated balance sheet of such Person and its consolidated Subsidiaries as of the end of such fiscal quarter, plus (b) the aggregate carrying value of any assets pledged under all nonrecourse Indebtedness (to the extent such assets are not included as assets of such Person and its consolidated Subsidiaries in the calculation of total member’s equity pursuant to clause (a)), as reflected on the consolidated balance sheet of such Person and its consolidated Subsidiaries as of the end of such fiscal quarter, plus (c) accrued but unrealized gains on Renewable Loans outstanding as of the end of such fiscal quarter (to the extent such gains are not included as assets of such Person and its consolidated Subsidiaries in the calculation of total member’s equity pursuant to clause (a)) minus (d) the aggregate outstanding principal balance of all nonrecourse Indebtedness of such Person and its consolidated Subsidiaries as of the end of such fiscal quarter (to the extent such nonrecourse Indebtedness is not included as a liability of such Person and its consolidated Subsidiaries in the calculation of total member’s equity pursuant to clause (a)),  minus (e) the aggregate amount of such Person’s and its consolidated Subsidiaries’ intangible assets (as determined in accordance with GAAP), including without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and capitalized expenses.

“Construction Loan” means a loan for the construction of a Project.

“Contractual Obligation” means, as applied to any Person, any provision of any Securities issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Controlled Account” means each of the Collection Accounts and the Reserve Accounts listed on Schedule 1.3 hereto and the “Controlled Accounts” means each of these accounts.

“Controlled Account Agreement” means that certain Annual Percentage Yield and Account Terms Disclosure for Analyzed Business Checking, executed as of September 4, 2019, by the Borrower pursuant to which the Controlled Accounts are established.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Revolving Loan Notes, if any, the Collateral Documents, the Fee Letters and all other documents, instruments or agreements executed and delivered by the Borrower, Pledgor or the Performance Guarantor for the benefit of any Agent or the Lenders in connection herewith.

“Credit Extension” means the making of a Loan.

“Credit Facility Cost of Funds” means the sum of (a) the product of (i) the outstanding principal balance of the Revolving Loans and (ii) the Interest Rate.

“Credit Party” means, each of the Borrower, the Pledgor and the Performance Guarantor.

“Credit Policies” means the credit policies and practices and underwriting guidelines of the Borrower established by the Performance Guarantor, in effect as of the date hereof and in possession of the Administrative Agent, as such policies and guidelines may be amended from time to time in accordance with the terms of this Agreement.

“Debt to Net Worth Ratio” means, with respect to any Person, as of any date of determination, the ratio of (a) Indebtedness for borrowed money (but excluding Indebtedness outstanding that is contractually subordinated to the Indebtedness of such Person and its Subsidiaries, so long as the term of such subordinated Indebtedness extends beyond the Final Maturity Date) less “Deferred Revenues” (as set forth as a line item on the Performance Guarantor’s consolidated balance sheet in the most recent financial statement delivered pursuant to Section 5.01(a)(i) or (ii) of this Agreement), in each case, as at such date and calculated on a consolidated basis in accordance with GAAP net of unrestricted cash on hand, to (b) Consolidated Net Worth, as at such date and calculated on a consolidated basis in accordance with GAAP.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Funding Rate” as defined in Section 2.6.

“Default Ratio” means, as of the last day of any Collection Period, the percentage equivalent of a fraction (i) the numerator of which is equal to the Unpaid Principal Balance of all Defaulted Renewable Loans as of such date, and (ii) the denominator of which is equal to the aggregate Unpaid Principal Balance of all Renewable Loans owned by the Borrower or a Funding Entity as of such date.

“Defaulted Renewable Loan” means a Renewable Loan as to which one of the Renewable Loan Default Events specified in Annex A to Appendix C has occurred and is continuing.

“Defaulting Lender” means, subject to Section 2.17, any Lender that (a) has failed to fund all or any portion of its Loans as of the date such Loans were required to be funded hereunder, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect any or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting

Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Deposit Account” means a “deposit account” (as defined in the UCC), including a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Eligible Assignee” means (i) each Lender or any Lender Affiliate (other than a natural person), (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets or net worth in excess of $100,000,000, (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets or net worth in excess of $100,000,000, provided, that such bank is acting through a branch or agency located in the United States, (iv) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets or net worth in excess of $100,000,000 and (v) any other Person (other than a natural Person) approved by the Administrative Agent; provided that no assignments shall be permitted to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

“Eligible Renewable Loan” means a Renewable Loan with respect to which the applicable Eligibility Criteria are satisfied as of the applicable date of determination (unless otherwise agreed to by the Agent). For the avoidance of doubt, a Defaulted Renewable Loan is not an Eligible Renewable Loan and will not be included in the calculation of the Borrowing Base.

“Eligibility Criteria” means the criteria specified in Appendix C hereto under the definition of “Eligibility Criteria” with respect to the applicable type of Renewable Loan, subject to any changes agreed to by the Administrative Agent and the Borrower from time to time after the Closing Date, and as may be further amended, supplemented or otherwise modified by the Administrative Agent in the exercise of its Reasonable Discretion and in consultation with the Borrower from time to time after the Closing Date, to reflect any new circumstance discovered by the Administrative Agent during any audit or inspection as set forth in Section 5.5, which materially and adversely affects the Lenders’ valuation of the Eligible Renewable Loans; provided that any such changes shall be given prospective effect only and shall not be applicable to any Renewable Loans in the Portfolio prior to the date of such change.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Performance Guarantor, any of its Subsidiaries or any of their respective ERISA Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, and any successor statute.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period, but only to the extent that such Person could be liable under the Internal Revenue Code or ERISA as a result of its relationship with such former ERISA Affiliate.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation), (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan, (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (iv) the withdrawal by any Credit Party or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to such Credit Party pursuant to Section 4063 or 4064 of ERISA, (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (vi) the imposition of liability on any Credit Party or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (vii) the withdrawal of any Credit Party or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Credit Party or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (viii) the occurrence of an act or omission which could give rise to the imposition on any Credit Party or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan of a Credit Party, or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates, or the assets thereof, or against such Credit Party or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 7.1.

“Excess Concentration Amounts” means the amounts set forth on Appendix D hereto, as may be amended, supplemented or otherwise modified by the Administrative Agent in the exercise of its Reasonable Discretion and in consultation with the Borrower from time to time after the Closing Date, to reflect any new circumstance discovered by the Administrative Agent during any audit or inspection as set forth in Section 5.5 or otherwise disclosed by any Credit Party in writing at any time, which is reasonably expected to materially and adversely affect the Lenders’ valuation of the Eligible Renewable Loans (including, without limitation, changes in Requirements of Law or in the nature of the business of the Borrower); provided that any such changes shall be given prospective effect only, shall not be applicable to any Renewable Loans in the Portfolio prior to the date of such change or result in a recalculation of the Borrowing Base solely a result of such changes.

“Excess Spread Ratio” for any date of determination means the positive difference between (a) the weighted average annualized annual percentage rate of the Renewable Loans owned by the Borrower or a Funding Entity in effect on the last day of the preceding Collection Period weighted by unpaid principal balance and (b) the product of (i) a fraction (A) the numerator of which is the Credit Facility Cost of Funds during the immediately preceding Collection Period, divided by (B) the average outstanding balance of the Revolving Loans during the immediately preceding calendar month and (ii) 12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or the Administrative Agent or required to be withheld or deducted from a payment to a Lender or the Administrative Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment (other than pursuant to an assignment request by the Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Person’s failure to comply with Sections 2.15(d) and (e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Renewable Loan” means Eligible Renewable Loans originated on or before the Closing Date and which is owned by one of the Loan Holders.

“Facility” as defined in the Recitals hereto.

“Facility Amount” means, as at any date of determination, the aggregate principal amount of all outstanding Loans.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any Treasury Regulations promulgated thereunder or official administrative interpretations thereof and any applicable agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version described above), and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any applicable intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Fee Letter” means each of the Agent Fee Letter and the Lenders’ Fee Letter.

the letter agreement, dated as of the Closing Date, between the Administrative Agent and the Borrower, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Final Maturity Date” means the Original Maturity Date; provided that the Borrower may, on a one-time basis and so long as no Event of Default has occurred and is continuing, extend the Final Maturity Date up to 12 months after the Original Maturity Date upon written notice to the Administrative Agent to be provided no earlier than two months before the Original

Maturity Date and for the sole purpose of accommodating a refinancing and/or an orderly repayment of the Revolving Loans.

“Financial Covenants” means the financial covenants set forth on Schedule 1.1(b) hereto.

“Financial Plan” as defined in Section 5.1(j).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Credit Parties ending on December 31 of each calendar year.

“Funding Entities” means the entity or entities listed on Schedule 1.2 hereto.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof, consistently applied.

“Guaranty” means that certain guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent, on behalf of the Lenders, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government, in each case whether associated with a state of the United States, the United States, or a foreign government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the Lenders which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means, as of the Closing Date, (i) the audited financial statements of the Performance Guarantor, for the Fiscal Year ended 2018, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year and (ii) for the interim period from January 1, 2019 to the calendar month ending at least 30 days prior to the Closing Date, internally prepared, unaudited financial statements of the Performance Guarantor, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed prior to the Closing Date, in the case of each of clauses (i) and (ii), certified by the chief financial officer (or the equivalent thereof) of each applicable Person that they fairly present, in all material respects, the financial condition of the such Person as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

“Increase Fee” shall have the meaning specified in the Lenders’ Fee Letter.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith and any such obligations incurred under ERISA), (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another, (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, (ix) any liability of such Person for Indebtedness of another through any Contractual Obligation (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever, and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents, or the transactions contemplated hereby or thereby (other than consequential, incidental or punitive damages and loss of anticipated profits or earnings), each Lender’s agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 9.3(a).

“Independent Accountants” means (i) KPMG US LLP or (ii) such other firm of independent certified public accountants registered with the Public Company Accounting Oversight Board.

“Interest Period” means (i) initially, commencing on the Closing Date and ending on the last day of the calendar month in which the Closing Date occurred and (ii) thereafter, each Collection Period; provided, that no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Final Maturity Date.

“Interest Rate” as defined in Section 2.4(a).

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first Business Day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower of, or of a beneficial interest in, any of the Securities of any other Person, (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“IRS” means the U.S. Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement substantially in the form set forth in Exhibit J pursuant to which a new Lender becomes party to this Agreement, with such amendments or modifications as may be approved by the Administrative Agent.

“Late Stage Development Loan” means a loan for the late stage development of a Project.

“Lender” as defined in the Preamble hereto.

“Lender Affiliate” means, as applied to any Lender, Agent or any Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, such Lender or Agent. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Lenders’ Fee Letter” means the letter agreement, dated as of the Closing Date, between the Administrative Agent and the Borrower, specifying the fees payable to the Lenders, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Loan, an interest rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the Administrative Agent’s LIBOR rate, which is that rate determined by the Administrative Agent’s treasury desk to be the Interbank lending rate for a period equal to one month, and which appears on the Bloomberg Screen B TMM Page under the heading “LIBOR Fix” as of 11:00 am (London Time) on such Interest Rate Determination Date (adjusted for any and all assessments, surcharges and reserve requirements).  In no event shall the LIBOR Rate be deemed to be less than one and one half percent (1.5%) per annum.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) or any other arrangement pursuant to which an interest in property is retained by or vested in some other Person for security purposes.

“Loan” means a Revolving Loan or a Protective Advance.

“Loan Agreement” means, with respect to a Renewable Loan, the commercial loan agreement entered into between the related Obligor and the applicable Original Lender in connection with the origination of such Renewable Loan.

“Loan Holder” means, in connection to any Renewable Loan, at any time of determination, any of the Funding Entities and/or the Borrower which at such time has title to such Renewable Loan.

“Manager” means Hunt Investment Management, LLC.

“Management Agreement” means any and all contractual arrangements by which the Manager will exercise management control of the Funding Entities including (i) with respect to REL, SCL and SPL, that certain Management Agreement, dated on November 7, 2016, by and among REL and MMA Energy Capital, LLC, as amended, restated and/or otherwise modified and that certain Assignment, dated on January 8, 2018, pursuant to which MMA Energy Capital, LLC assigned all rights and obligations under the aforementioned Management Agreement to the

Manager and (ii) with respect to SDL, SDL’s Organizational Documents which appoint the Manager as SDL’s “Administrative Member”.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, financial condition or liabilities (actual or contingent) of the Credit Parties, taken as a whole, (ii) the ability of the Borrower to pay any Obligations or any of the Credit Parties to perform, in any material respect, its obligations under any Credit Document to which it is a party, (iii) the legality, validity, binding effect, or enforceability against any Credit Party of a Credit Document to which it is a party, (iv) the validity, collectability, or enforceability of the Eligible Renewable Loans taken as a whole as a result of an action or failure to act on the part of any Credit Party or Funding Entity or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which the Borrower or any Funding Entity is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maximum Committed Amount” means $125,000,000; provided, that the “Maximum Committed Amount” may be increased at the request of the Borrower, and at the sole discretion of the Lenders, in accordance with Section 2.12.

“Monthly Reporting Date” means the tenth (10th) calendar day of each month, or if such date is not a Business Day, the next succeeding Business Day.

“Monthly Servicing Report” means the Monthly Servicing Report, substantially it the form of Exhibit I, or as otherwise agreed to by the Administrative Agent and the Borrower.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Insurance/Condemnation Proceeds” means an amount equal to (i) any cash payments or proceeds received by the Borrower or a Loan Holder (1) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder or (2) as a result of the taking of any assets of the Borrower or a Loan Holder by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) any actual and reasonable costs incurred by the Borrower or a Loan Holder in connection with the adjustment or settlement of any claims of the Borrower or a Loan Holder in respect thereof.

“Net Loss Ratio” means, as of the last day of any Collection Period, the percentage equivalent to a fraction, (i) the numerator of which is the positive difference between (a) the aggregate Unpaid Principal Balance of all Renewable Loans in the Portfolio that were written-off during such Collection Period and (b) the aggregate amount of recoveries with respect to such written-off Renewable Loans (net of amounts, if any, retained by any third party collection agent) received during the same period, and (ii) the denominator of which is the aggregate Unpaid Principal Balance of the Renewable Loans in the Portfolio as of such date.

“Obligations” means all obligations of every nature of the Borrower from time to time owed to the Agents (including former Agents), the Lenders or any of them, in each case under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligor” means, with respect to any Renewable Loan, the borrower under the related Loan Agreement.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original Maturity Date” means the date that is 36 months after the Closing Date.

“Original Lender” means, in connection to any Renewable Loan, one of the Funding Entities or the Borrower, in each case, originating such Renewable Loan.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are imposed with respect to an assignment or participation other than at Borrower’s request (and, for the avoidance of doubt, Excluded Taxes are not Other Taxes).

“Participant Register” as defined in Section 9.6(h).

“Patriot Act” as defined in Section 4.24.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Performance Guarantor” means MMA Capital Holdings, Inc.

“Permanent Loan” means a loan for the financing of a Project after construction has been completed.

“Permitted Indebtedness” means the following: (i) any Indebtedness incurred under (or contemplated by) the terms of this Agreement or the other Credit Documents and (ii) Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, in connection with deposits accounts maintained in the ordinary course of business.

“Permitted Investments” means the following, subject to qualifications hereinafter set forth: (i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America, (ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the rating agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Moody’s and S&P, (iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC), (iv) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii) above, and (v) such other investments as to which the Administrative Agent consents in its sole discretion.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other rating agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips,” (ii) shall not have maturities in excess of one year, (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.  Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index.  No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity.  All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Liens” means the following: (i) Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document; (ii) Liens relating to any Permitted Debt; (iii) Liens for Taxes of the Borrower which are not delinquent or which the Administrative Agent has determined in the exercise of its sole and reasonable discretion (a) are being diligently contested in good faith and by appropriate proceedings, and such contest operates to suspend collection of the contested Taxes and enforcement of a Lien, (b) the Borrower has the financial ability to pay, with all penalties and interest, at all times without materially and adversely affecting the Borrower and (c) are not, and will not be with appropriate filing, the giving of notice and/or the passage of time, entitled to priority over any Lien of the

Administrative Agent; (iv) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance in the ordinary course of business; and (v) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary course of business of the Borrower.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledge Agreements” means that certain (a) Pledge Agreement, dated as of the Closing Date, between the Pledgor and the Collateral Agent on behalf of the Secured Parties, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Pledgor has pledged 100% of the Capital Stock of the Borrower to the Collateral Agent, on behalf of the Secured Parties and (b) Pledge Agreement, dated as of the Closing Date, between the Borrower and the Collateral Agent on behalf of the Secured Parties, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Borrower has pledged 100% of the Capital Stock of REL to the Collateral Agent, on behalf of the Secured Parties.

“Pledgor” means MMA Financial TC, LLC, a Maryland limited liability company.

“Portfolio” means all Renewable Loans included in the Borrowing Base.

“Prepayment Premium” as defined in Section 2.8(b).

“Protective Advances” as defined in Section 2.1(c).

“Project” means, in relation to a Renewable Loan, the underlying utility, commercial or industrial renewable energy project relating to, and being provided as collateral with respect to, such Renewable Loan.

“Project Sponsor” means, the developer, EPC provider, asset owner, or other renewable energy market participant that (a) has employees, (b) exercises control (directly or indirectly) over the Obligor of a Renewable Loan and (c) has executed an indemnity, an exception to non-recourse guaranty or a full recourse guaranty, if any of the above exist, in connection with the applicable Renewable Loan.

“Reasonable Discretion” means the Agents’ commercially reasonable judgment exercised in good faith based upon their consideration of any factor that they reasonably believe (a) could materially adversely affect the quantity, quality, mix or value of Collateral, the enforceability or priority of the Collateral Agent’s Liens, or the amount that the Agents and the Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Credit Party is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any insolvency or other similar proceeding involving a Credit Party; or (d) creates or could result in an Event of Default. In exercising such judgment, the Agents may consider any factors that could materially increase the legal, regulatory and/or credit risk of lending to the Borrower on the security of the Collateral.

“Register” as defined in Section 2.3(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REL” means Renewable Energy Lending, LLC, a Delaware limited liability company.

“Renewable Loan” means a Late Stage Development Loan, a Construction Loan or a Permanent Loan.

“Renewable Loan Advance Amount” means at any time of determination for each Renewable Loan the product of (i) the applicable Advance Rate and (ii) the applicable Unpaid Principal Balance at such time.

“Renewable Loan Event of Default” means any of the events specified in Annex B to Appendix C.

“Required Lenders” means, at any time, Lenders having Revolving Commitments representing more than 50% of the Revolving Commitments of all Lenders at such time.  The Revolving Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirements of Law” means, as to any Person, any law (statutory or common), treaty, rule, ordinance, order, judgment, Governmental Authorization, or regulation or determination of an arbitrator or of a Governmental Authority, in each case binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserve Accounts” means each of the Reserve Accounts listed on Schedule 1.3 hereto.

“Reserve Account Amount” means, as of any date of determination, the amount of funds then on deposit in the Reserve Accounts.

“Reserve Account Required Amount” means, as of any date of determination, an amount equal to the product of (i) the Facility Amount, (ii) the Interest Rate and (iii) 0.25.

“Reserve Account Deficiency” means the amount by which the Reserve Account Required Amount exceeds the Reserve Account Amount.

“Revolving Availability” means, as of any date of determination, the difference between (x) the lesser of the (i) the aggregate amount of the Revolving Commitments and (ii) the Borrowing Base and (y) the Facility Amount, each on such date of determination.

“Revolving Commitment” means the commitment of each Lender to make or otherwise fund any Revolving Loan.  The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement or Joinder Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $70,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Period End Date.

“Revolving Loan” means a Loan made by the Lenders to the Borrower pursuant to Section 2.1.

“Revolving Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Period End Date” means the earliest to occur of (i) Final Maturity Date and (ii) the date on which the Administrative Agent declares the occurrence of an Event of Default (or such Event of Default is automatically deemed declared) and all outstanding Obligations become immediately due and payable pursuant to Section 7.1.

“Rolling 12-Month Default Ratio” means, with respect to the twelfth (12th) Collection Period following the Closing Date and each Collection Period thereafter, as of the last day of any Collection Period, the arithmetic average of the Default Ratio for such Collection Period and the eleven (11) Collection Periods immediately preceding such Collection Period.

“Rolling 12-Month Net Loss Ratio” means, with respect to the twelfth (12th) Collection Period following the Closing Date and each Collection Period thereafter, as of the last day of any Collection Period, the arithmetic average of the Net Loss Ratio for such Collection Period and the eleven (11) Collection Periods immediately preceding such Collection Period.

“S&P” means S&P Global Ratings.

“SCL” means Solar Construction Lending, LLC, a Delaware limited liability company.

“SDL” means Solar Development Lending, LLC, a Delaware limited liability company.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” shall have the meaning specified in the Security Agreement and the Pledge Agreements, as applicable.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means a “securities account” (as defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means that certain Security Agreement, dated as the Closing Date, between the Borrower and the Collateral Agent on behalf of the Secured Parties, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Servicing Policy” means the servicing policies and practices of the Borrower established by the Performance Guarantor, in effect as of the date hereof and in possession of the Administrative Agent as such policies and guidelines may be amended from time to time in accordance with the terms of this Agreement.

“Settlement Date” means (i) the fifteenth (15th) calendar day of each month, or if such date is not a Business Day, the next succeeding Business Day and (ii) the Final Maturity Date.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer (or the equivalent thereof, including, without limitation, the treasurer) of the applicable Credit Party substantially in the form of Exhibit H.

“Solvent” means, with respect to any Credit Party or Funding Entity, that as of the date of determination, both (i) (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets, (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or (c) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise) and (ii) such entity is “solvent” within the meaning given that term and similar terms under laws applicable to it relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“SPL” means Solar Permanent Lending, LLC, a Delaware limited liability company.

“Structuring Fee” shall have the meaning specified in the Agent Fee Letter.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and including any interest, fines, additions to tax or penalties applicable thereto.

“Termination Date” means the date on, and as of, which (a) (i) all Loans have been repaid in full in cash, (ii) all other Obligations (other than contingent indemnification obligations for which demand has not been made) under this Agreement and the other Credit Documents have been paid in full in cash or otherwise completely discharged and (iii) the Final Maturity Date shall have occurred or (b) this Agreement shall terminate in accordance with any other provision hereof or by operation of law, including termination pursuant to Section 2.8 hereof.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unpaid Principal Balance” means, with respect to any Eligible Renewable Loan, as of any date of determination, an amount equal to the outstanding unpaid principal balance of such Eligible Renewable Loan as of such date of determination.

“Unused Fee” shall have the meaning specified in the Lenders’ Fee Letter.

“Upfront Fee” shall have the meaning specified in the Lenders’ Fee Letter.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” as defined under Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Weighted Average Duration” means, as of the last day of any Collection Period, (i) the product for each applicable Eligible Renewable Loan of (a) the remaining term to maturity of such Eligible Renewable Loan and (b) the Unpaid Principal Balance of such Eligible Renewable Loan, divided by (ii) the aggregate Unpaid Principal Balance of all Eligible Renewable Loans of the same type as the applicable Eligible Renewable Loan.

1.2                               Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Sections 5.1(a), (b) and (c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP and accounting principles and policies in conformity with those used to prepare the Historical Financial Statements and (b) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  If the Administrative Agent and the Borrower cannot agree upon the required amendments within thirty (30) days following the date of implementation of any applicable change in GAAP, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Credit Documents shall be prepared, delivered and made without regard to the underlying change in GAAP.

1.3                               Interpretation, etc..  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  References to “knowledge” of the Borrower or “Borrower’s knowledge” mean the actual knowledge of the Borrower’s Authorized Officers.

SECTION 2.  LOANS

2.1                               Revolving Loans.

(a)                                 Revolving Commitments.

(i)                                     During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender agrees from time to time to make loans to the Borrower (each a “Revolving Loan” and collectively, the “Revolving Loans”) in an aggregate amount up to but not exceeding its Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall a Borrowing Base Deficiency exist.

(ii)                                  Subject to Section 2.1(b), amounts borrowed pursuant to this Section 2.1(a) may be repaid and re-borrowed during the Revolving Commitment Period.

(iii)                               Each Lender’s Revolving Commitment shall expire on the Revolving Period End Date and all Revolving Loans, and all other Obligations shall be paid in full no later than the Final Maturity Date.

(b)                                 Borrowing Mechanics for Revolving Loans.

(i)                                     Revolving Loans made on any Credit Date shall be made in an aggregate minimum amount of $100,000.

(ii)                                  Whenever the Borrower desires that the Lenders make a Revolving Loan, the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 11:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date.  Each such Funding Notice shall be delivered attaching a Borrowing Base Certificate reflecting sufficient Revolving Availability for the requested Revolving Loan.  Except as otherwise provided herein, a Funding Notice for a Revolving Loan shall be irrevocable.

(iii)                               The Lenders shall, upon satisfaction of the conditions precedent specified herein, make the amount of the Revolving Loan requested available to the Borrower not later than 4:00 p.m. (New York City time) on the proposed Credit Date by wire transfer of same day funds in Dollars, to such account as may be designated in writing to the Administrative Agent by the Borrower.

(iv)                              Unless otherwise permitted by the Administrative Agent in its sole discretion, no more than one Revolving Loan shall be made per calendar week.

(c)                                  Protective Advances.  Subject to the limitations set forth below, and whether or not an Event of Default or a Default shall have occurred and be continuing, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion, to make Revolving Loans to the Borrower on behalf of the Lenders, which the Administrative Agent, in its sole discretion, deems reasonably necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, to the extent that Borrower fails to do so or (ii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement and the other Credit Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses to the extent Borrower fails to pay any such amount beyond any applicable cure period, (any of such Loans are herein referred to as “Protective Advances”); provided, that the aggregate amount of Revolving Loans plus Protective Advances shall not exceed the Revolving Commitment then in effect.  Protective Advances may be made even if the conditions precedent set forth in Section 3 have not been satisfied.  Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder.

2.2                               Use of Proceeds.  The proceeds of the Revolving Loans shall be applied by the Borrower to (a) provide funds in connection to the Existing Renewable Loans financed by the Funding Entities, (b) financing the funding of additional Renewable Loans by the Funding Entities or the Borrower and (c) to pay reasonable ongoing operating expenses of the Borrower.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T or Regulation U of the Board of Governors of the Federal Reserve System, Regulation B, Regulation X or Regulation Z of the Consumer Financial Protection Bureau or any other regulation thereof or to violate the Exchange Act.

2.3                               Evidence of Debt; Register; Lender’s Books and Records; Notes.

(a)                                 Lender’s Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent demonstrable error; provided, that in the event of any inconsistency between the Register and such Lender’s records, the recordations in the Register shall govern absent manifest error.  Any error in the recordations in the Register shall not affect each Lender’s Revolving Commitment or the Borrower’s Obligations in respect of any Loans.

(b)                                 Register.  The Administrative Agent shall maintain in the United States a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Credit Parties or the Lenders at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount (and stated interest) of the Loans, and any such recordation shall be conclusive and binding on the Borrower and the Lenders, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect each Lender’s Revolving Commitments or the Borrower’s Obligations in respect of any Loan.  The Borrower hereby designates the entity serving as the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.3(b), and the Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c)                                  Revolving Loan Notes.  Upon the written request of any Lender, the Borrower shall execute and deliver to such Lender a Revolving Loan Note or Revolving Loan Notes to evidence such Lender’s Revolving Loans.  Following the Closing Date, if so reasonably requested by any Lender by written notice to the Borrower (with a copy of the Administrative Agent), promptly upon receipt of such notice, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such written notice, to any Eligible Assignee), a Revolving Loan Note or Revolving Loan Notes to evidence such Lender’s Revolving Loans.

2.4                               Interest on Loans.

(a)                                 Except as otherwise set forth herein, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at the LIBOR Rate, plus the Applicable Margin (the “Interest Rate”).

(b)                                 Interest payable pursuant to Section 2.4(a) shall be computed on the basis of a 360 day year, for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(c)                                  Except as otherwise set forth herein, interest on each Loan shall be payable in arrears (i) on and to each Settlement Date applicable to that Loan, (ii) upon any prepayment of such Loan, to the extent accrued on the amount being prepaid and (iii) on the Final Maturity Date.

2.5                               Continuation.  Upon the expiration of any Interest Period applicable to any Loan, such Loan shall automatically continue for an additional Interest Period.

2.6                               Default Interest.  Subject to Section 9.17, upon the occurrence and during the continuation of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable in accordance with Section 2.10(b) at a rate that is 2.00% per annum in excess of the Interest Rate otherwise payable hereunder with respect to the applicable Loans (the “Default Funding Rate”); provided, that the Default Funding Rate will not apply if the Obligations of the Borrower are paid upon the Administrative Agent’s notice declaring such Obligations immediately due and payable pursuant to the terms of Section 7.1.  Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or the Lenders.

2.7                               Fees.  The Borrower agrees to pay each of the fees referred to in the Fee Letters, including the Structuring Fee, the Upfront Fee, the Unused Fee, the Agent Margin Fee and any Increase Fee.

2.8                               Prepayments.

(a)                                 Borrowing Base Deficiency.  Upon (i) an Authorized Officer of the Borrower becoming aware that a Borrowing Base Deficiency exists or (ii) receipt by the Borrower of written notice from the Administrative Agent that a Borrowing Base Deficiency exists, the Borrower shall (x) apply any amounts in the Collection Accounts or the Reserve Accounts to prepay the Revolving Loans until the Borrowing Base Deficiency is reduced to zero, (y) use commercially reasonable efforts to cause the Funding Entities to distribute net operating cash flows or net cash flows from capital transactions to the Borrower which in turn shall be used by the Borrower to prepay the Revolving Loans until the Borrowing Base Deficiency is reduced to zero or (z) request that the Performance Guarantor make an equity contribution in an amount equal to the Borrowing Base Deficiency which in turn shall be used by the Borrower to prepay the Revolving Loans until the Borrowing Base Deficiency is reduced to zero.  If after the actions described in items (x), (y) and (z), a Borrowing Base Deficiency continues to exist, the Borrower shall prepay the Revolving Loans in an amount equal to such Borrowing Base Deficiency.

(b)                                 Termination of Commitments.  The Borrower shall have the right at any time to terminate the Commitment, in whole but not in part, repay all outstanding Loans plus all accrued but unpaid interest and fees thereon, and all other Obligations and all other amounts due under the Credit Documents outstanding, as of the date of prepayment; provided, that (i) the Borrower shall give not less than 15 days’ prior written notice to the Administrative Agent of the Borrower’s election to terminate the Commitments and (ii) the Borrower shall pay a prepayment premium (the “Prepayment Premium”) to the Lenders in an amount equal to (A) if such prepayment occurs during the 12 months following the Closing Date, the product of (1) the Facility Amount as of the date of prepayment, multiplied by (2) 1.00% or (B) if such prepayment occurs thereafter, zero.  The notice of termination may be conditioned on the completion of a refinancing.  All Revolving Commitments shall be terminated on the date specified in such notice.

(c)                                  Prepayment Certificate.  Concurrently with the termination of the Commitments and prepayment of the Loans pursuant to Section 2.8(b), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds owing to the Lenders.  In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess. In the event that the Borrower shall subsequently determine that the actual amount paid exceeded the amount set forth in such certificate, the Administrative Agent shall promptly refund any additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.9                               Controlled Accounts.

(a)                                 The Borrower shall establish and maintain cash management systems reasonably acceptable to the Administrative Agent.  The Borrower shall not, and shall cause the Manager to not, deposit Collections or proceeds thereof in a Securities Account or Deposit Account which is not a Controlled Account.  All Collections and proceeds of the Collateral shall be subject to an express trust for the benefit of Administrative Agent and shall be delivered to Administrative Agent for application to the Obligations or any other amount due under any other Credit Document as set forth in this Agreement.

(b)                                 On or prior to the date hereof, the Borrower shall cause to be established and maintained, (i) with the Account Bank, one or more Deposit Accounts (or sub-accounts) in the name of the Borrower each designated as a “Collection Account,” in each case, as to which the Account Bank, in its capacity as Collateral Agent, shall have sole and exclusive dominion and control for the benefit of the Secured Parties within the meaning of Sections 9-104(a)(1), 9-312(b) and 9-314 of the UCC pursuant to this Agreement and (ii) with the Account Bank, one or more Deposit Accounts (or sub-accounts) in the name of the Borrower each designated as a “Reserve Account”, in each case, as to which the Account Bank, in its capacity as Collateral Agent, shall have sole and exclusive dominion and control for the benefit of the Secured Parties within the meaning of Sections 9-104(a)(1), 9-312(b) and 9-314 of the UCC pursuant to this Agreement.  The Collateral Agent shall be entitled at any time to give the Account Bank instructions as to the withdrawal or disposition of funds from time to time credited to the

Controlled Accounts, or as to any other matters relating to the Controlled Accounts, all without further consent of Borrower.  The Account Bank acknowledges and agrees that (i) it shall comply with the instructions originated by the Collateral Agent in each case directing disposition of any funds from time to time credited to the Controlled Accounts without further consent of Borrower and (ii) it shall, and is fully entitled to, rely upon any such instructions from the Collateral Agent even if such instructions are contrary to any instructions or demands that Borrower may give to the Account Bank.

2.10                        Application of Proceeds.

(a)                                 Application of Amounts in the Collection Accounts.  At any time before the Final Maturity Date, so long as no Event of Default has occurred and is continuing (after giving effect to the application of funds in accordance herewith on the relevant date), the Borrower will instruct the Account Bank in writing prior to each Settlement Date to apply all Collections in the Collection Accounts with respect to the related Collection Period and any amounts transferred to the applicable Collection Account from the applicable Reserve Accounts on each Settlement Date as follows:

(i)                                     First, on a pari passu basis, (1) to the Account Bank, any Account Bank Fees accrued and unpaid as of the last day of such Collection Period and (2) to the Agents, any accrued but unpaid fees and expenses of the Agents as of the last day of such Collection Period in connection with this Agreement and any other Credit Document;

(ii)                                  Second, to the Administrative Agent, for the benefit of the Lenders, pro rata, to pay any accrued but unpaid interest, fees and expenses of the Lenders in connection with this Agreement and any other Credit Document, including, but not limited to, any fees specified in the Fee Letters;

(iii)                               Third, to the Administrative Agent, for the benefit of the Lenders, pro rata, any amounts necessary to reduce the Borrowing Base Deficiency, if any, to zero;

(iv)                              Fourth, to the Collateral Agent, for deposit in each Reserve Account, any amounts necessary to reduce the Reserve Account Deficiency, if any, to zero; and

(v)                                 Fifth, provided that no Borrowing Base Deficiency would occur after giving effect to such distribution, any remainder to the Borrower or to a designee of the Borrower, at the direction of the Borrower, for its own account.

(b)                                 Application of Amounts During an Event of Default.  Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent will instruct the Account Bank in writing prior to each Settlement Date to apply all amounts in the applicable Collection Account from the applicable Reserve Accounts on each Settlement Date as follows:

(i)                                     First, to the payment of, and in the same priority as, items (i) — (ii) in Section 2.10(a) above;

(ii)                                  Second, to the Administrative Agent, for the benefit of the Lenders, pro rata, to reduce the outstanding principal balance on the Revolving Loans to zero and to pay all other Obligations or any other amount due hereunder; and

(iii)                               Third, any remainder to the Borrower or to a designee of the Borrower, at the direction of the Borrower, for its own account.

(c)                                  Permitted Investment of Funds in the Collection Accounts and Reserve Accounts.  So long as no Event of Default has occurred and shall be continuing without waiver by the Administrative Agent, the Borrower or its designee shall be permitted to direct (which may be standing directions) the investment of the funds from time to time held in the Collection Accounts and the Reserve Accounts in Permitted Investments , and to sell or liquidate such Permitted Investments and reinvest proceeds from such sale or liquidation in other Permitted Investments (but none of the Collateral Agent, the Administrative Agent or the Lenders shall have any liability whatsoever in respect of any failure by the Borrower to do so), with all such proceeds and reinvestments to be held in the Collection Accounts and the Reserve Accounts; provided, however, that the maturity of the Permitted Investments on deposit in the Collection Accounts and the Reserve Accounts shall be no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to this Agreement.  No Permitted Investment shall be liquidated at a loss at the direction of the Borrower except to the extent necessary to make a required payment as described herein.  All income and gains from the investment of funds in each Collection Account and Reserve Account shall be retained in such Collection Account or Reserve Account, as applicable, until each Settlement Date, at which time such income and gains shall be applied in accordance with Sections 2.10(a) or (b), as the case may be, in connection with a Settlement Date.  As between the Borrower and the Collateral Agent, the Borrower shall treat all income, gains and losses from the investment of amounts in each Collection Account or Reserve Account as its income or loss for federal, state and local income tax purposes.

(d)                                 On each Settlement Date, the Borrower shall cause to be deposited to the applicable Collection Account from the applicable Reserve Account an amount equal to the lesser of (i) the amount of cash or other immediately available funds on deposit in such Reserve Account on such Settlement Date and (ii) the amount, if any, by which (x) the amounts required to be applied pursuant to Section 2.10(a)(i) through (iii) on such Settlement Date and for any preceding Settlement Date (to the extent not previously paid) exceeds (y) the Collections for such Settlement Date

2.11                        General Provisions Regarding Payments.

(a)                                 All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent, for the account of the Lenders, not later than 1:00 p.m. (New York City time) on the date due via wire transfer of immediately available funds to account number 343900225 at East West Bank (ABA No. 322070381, Name: MMA Energy Holdings) in New York City (or at such other location or bank account within the City and State of New York as may be designated by the Administrative Agent from time to time); funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day (provided, that any application of funds by the Collateral Agent pursuant to Section 2.10 on any Settlement Date shall be deemed for all purposes to have been made in accordance with the deadlines and payment requirements described in this Section 2.11).

(b)                                 All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)                                  Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(d)                                 The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent or any of its Affiliates in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(e)                                  Except as set forth in the proviso to Section 2.11(a), the Administrative Agent may deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) on the date due to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Funding Rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

2.12                        Increases.

At any time during the Revolving Commitment Period, the Borrower may request, in writing delivered to the Administrative Agent, an increase in the Maximum Committed Amount, up to an additional $50,000,000.  Any such increase to the Maximum Committed Amount will be made at the sole and absolute discretion of the Lenders subject to, among other things, no Event of Default existing under the Facility and payment of the Increase Fee with respect to such increase.  The Lenders shall provide written notice to the Borrower of whether the Maximum Committed Amount will be increased, and if so to what amount, not later sixty (60) days after receipt of the request from the Borrower.  For the avoidance of doubt, the provisions of this Section 2.12 do not apply as result of additional Lenders executing a Joinder Agreement after the Closing Date and joining the Facility.

2.13                        Revolving Loans.

(a)                                 Illegality or Impracticability of Revolving Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its Revolving Loans has become (i) unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by e-mail or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Revolving Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) the Affected Lender’s obligation to maintain its outstanding Revolving Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (3) if such illegality or impracticality is a result of the Revolving Loans accruing interest at a rate determined by reference to the LIBOR Rate, the Interest Rate on the Affected Loans shall automatically convert to the alternate rate determined by the Administrative Agent pursuant to Section 2.13(e) on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Revolving Loan then being requested by the Borrower pursuant to a Funding Notice, the Borrower shall have the option, subject to the provisions of Section 2.13(b), to rescind such Funding Notice as to such Lender by giving notice (by e-mail or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.13(a) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Revolving Loans in accordance with the terms hereof.

(b)                                 Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Revolving Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender) a borrowing of any Revolving Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for a borrowing does not occur on the date specified therefor in such Funding Notice or telephonic request; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Revolving Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if a prepayment of any of its Revolving Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(c)                                  Booking of Revolving Loans.  Each Lender may make, carry or transfer Revolving Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(d)                                 Assumptions Concerning Funding of Revolving Loans.  Calculation of all amounts payable to any Lender under this Section 2.13 and under Section 2.14 shall be made as though such Lender had actually funded each of its relevant Revolving Loans through the purchase of a LIBOR deposit bearing interest at the LIBOR Rate in an amount equal to such Lender’s pro rata share the amount of such Revolving Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided, however, the applicable Lender may fund each of its Revolving Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.13 and under Section 2.14.

(e)                                  Inability to Determine Applicable Interest Rate.  If Bloomberg Professional Service (or another nationally-recognized rate reporting source acceptable to the Administrative Agent) no longer reports the LIBOR Rate or the Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Administrative Agent in the London Interbank Market or if Bloomberg Screen B TMM Page no longer exists or accurately reflects the rate available to the Administrative Agent in the London Interbank Market, the Administrative Agent may select a replacement index or replacement page, as the case may be; provided, however, that such replacement index or replacement page (x) is not materially different from the replacement index or replacement page the Administrative Agent has selected for similar borrowers under other credit facilities and (y) shall be based upon such other indication of the prevailing equivalent rate of interest as chosen by the Administrative Agent in its reasonable discretion required to make such equivalent rate of interest equal to the LIBOR Rate (as of the last time the LIBOR Rate was in effect) as of such date.  Notwithstanding anything herein to the contrary, in the event that (i) the LIBOR rate is permanently or indefinitely unavailable or unascertainable, or ceases to be published, (ii) the LIBOR administrator or its successor invokes its insufficient admissions policy, (iii) LIBOR is determined to be no longer representative by the regulatory supervisor of the administrator of LIBOR, (iv) LIBOR can no longer be lawfully relied upon in contracts of this nature by one or both of the parties, or (v) LIBOR does not accurately and fairly reflect the cost of making or maintaining the type of loans or advances under this Agreement and in any such case, such circumstances are unlikely to be temporary, then all references to the LIBOR Rate herein will instead be to a replacement rate determined by the Administrative Agent in its reasonable judgment, including any adjustment to the replacement rate to reflect a different credit spread, term or other mathematical adjustment deemed necessary by the Administrative Agent in its sole judgment.   The Administrative Agent will provide reasonable notice to the Borrower and the Lenders of such replacement rate, which will be effective on the date of the earliest event set forth in clauses (i)-(v) of this paragraph.  If there is any ambiguity as to the date of occurrence of any such event, the Administrative Agent’s judgment will be dispositive.  The establishment of the LIBOR Rate on each determination date by the Administrative Agent and the Administrative Agent’s calculation of the rate of interest applicable to the Loans for the related Interest Period shall (in the absence of manifest error) be final and binding.

2.14                        Increased Costs; Capital Adequacy.

(a)                                 Compensation for Increased Costs and Taxes.  Subject to the provisions of Section 2.15 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof (or with respect to any Lender which becomes a Lender after the date hereof, effective after such date), or compliance by any Lender with any guideline, request or directive issued or made after the date hereof (or with respect to any Lender which becomes a Lender after the date hereof, effective after such date) by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law):  (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Indemnified Tax or Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC or other insurance or charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder and any reasonable expenses related thereto, to the extent not already compensated pursuant to the provisions of this Agreement.  The applicable Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)                                 Capital Adequacy Adjustment.  In the event that any Lender shall have determined in its sole discretion (which determination shall, absent manifest effort, be final and conclusive and binding upon all parties hereto) that (i) the adoption, effectiveness, phase in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or (ii) compliance by such Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within ten (10) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after tax basis for such reduction, to the extent such Lender has not already been compensated therefor pursuant to the provisions of this Agreement. The applicable Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.  For the avoidance of doubt, subsections (i) and (ii) of this Section 2.14(b) shall apply, without limitation, to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any Governmental Authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended to the date hereof and from time to time hereafter, and any successor statute and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

(c)                                  Delay in Requests.  Failure or delay on the part of a Lender to demand compensation pursuant to the foregoing provisions of this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased cost incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of such event giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor.

2.15                        Taxes; Withholding, etc.

(a)                                 Payments to Be Free and Clear.  All sums payable by the Credit Parties hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b)                                 Withholding of Taxes.  If the Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Borrower to the Administrative Agent or a Lender under any of the Credit Documents:  (i) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement promptly following the Borrower becoming aware of it; (ii) the Borrower shall withhold or deduct any such Tax and timely pay to the relevant Governmental Authority any such Tax withheld or deducted within the time allowed and in accordance with applicable Requirements of Law; (iii) in the case of Indemnified Taxes, the sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or the applicable Lender, as the case may be, receives on the due date an amount equal to what it would have received had no such deduction, withholding or payment for Indemnified Taxes been required or made; and (iv) within thirty (30) days after payment of any Tax pursuant to this Section 2.15(b), the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority as required by applicable Requirements of Law evidencing such payment, or other evidence satisfactory to the Administrative Agent.

(c)                                  Indemnification for Taxes.  The Borrower shall indemnify the Administrative Agent or the Lenders, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15(c)) payable or paid by such Person or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by the Lenders (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of the Lenders, together with reasonable evidence of the amount of Indemnified Taxes, shall be conclusive absent manifest error.

(d)                                 Tax Documentation of Non-US Lenders.  Each Lender that is not a U.S. Person (a “Non-US Lender”) shall deliver to the Administrative Agent and the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and to the extent legally entitled to do so, at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (with appropriate attachments) (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower or the Administrative Agent to establish that such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of U.S. federal income tax with respect to any payments or other amounts payable to such Lender under any of the Credit Documents and (ii) if such Lender is claiming the “portfolio interest exception”, a properly completed and duly executed U.S. Tax Compliance Certificate.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)                                  Tax Documentation of US Lenders.  Each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement, whether on the Closing Date or pursuant to an Assignment Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is a U.S. Person and not subject to U.S. federal backup withholding tax.

(f)                                   FATCA Documentation.  If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment under FATCA, if any.  Solely for purposes of this Section 2.15(f), “FATCA” shall include any amendments made to Sections 1471 through 1474 of the Internal Revenue Code after the date of this Agreement.

(g)                                  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes; provided that the Administrative Agent shall have provided the Borrower with evidence reasonably satisfactory to the Administrative Agent of payment of such Other Taxes.

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.16                        Obligation to Mitigate.

(a)                                 Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.13, 2.14 or 2.15, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use commercially reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of the Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.13, 2.14 or 2.15 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.16 unless the Borrower agrees to pay all reasonable and incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.15) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)                                  in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii)                               such assignment does not conflict with applicable law; and

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)                                  Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Article 8.

2.17                        Defaulting Lenders.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 9.5.

(ii)                                  No Defaulting Lender shall be entitled to receive any fee payable under the Lenders’ Fee Letter for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iii)                               Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Revolving Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)                                 Limitation of Liability.  Notwithstanding anything to the contrary herein (i) the Administrative Agent shall not be liable to the Borrower or any other Person for the failure fund all or any portion of its Loans and (ii) no non-Defaulting Lenders shall be liable to the Borrower or any other Person for the failure of a Defaulting Lender fund all or any portion of its Loans available to the Borrower. The Borrower and the Administrative Agent hereby reserve any and all rights or remedies that may be available under applicable law against any Defaulting Lender in relation to the foregoing.

(c)                                  Termination of Defaulting Lender.  The Borrower may terminate the unused amount of the Revolving Commitment of any Lender that is a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.17(a)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

SECTION 3.  CONDITIONS PRECEDENT

3.1                               Closing Date.  The obligation of the Lenders to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions on or before the Closing Date:

(a)                                 Credit Documents.  Administrative Agent shall have received sufficient copies of each Credit Document, duly executed and delivered by each applicable Person, and such other security agreements, insurance certificates and endorsements (including any policies naming the Administrative Agent, for the benefit of the Secured Parties, as beneficiary and additional loss payee, in accordance to Section 5.4 hereunder), financing statements, opinions of counsel, documents and instruments as the Administrative agent may reasonable request, each in form and substance reasonably satisfactory to the Administrative Agent.

(b)                                 Event of Default.  As of the Closing Date, no event shall have occurred and be continuing that would constitute an Event of Default or a Default.

(c)                                  Organizational Documents; Incumbency.  The Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, and, to the extent applicable, (x) certified as of the Closing Date or a recent date prior thereto by the appropriate governmental official and (y) certified by its secretary or an assistant secretary as of the Closing Date, in each case, as being in full force and effect without modification or amendment, (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party, (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment, (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and, with respect to the Borrower, in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date and (v) such other documents as the Administrative Agent may reasonably request.

(d)                                 Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to be obtained by them, in connection with the transactions contemplated by the Credit Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof, and no action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e)                                  Collateral.  In order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected First Priority security interest in the Collateral, the Collateral Agent shall have received:

(i)                                     evidence satisfactory to the Administrative Agent of the compliance by the Borrower of its respective obligations under the Security Agreement, the Pledge Agreements and any other applicable Collateral Documents (including, without limitation, its obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)                                  the results of a recent search, by a Person satisfactory to the Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of the Borrower and the Funding Entities in the jurisdictions specified by the Collateral Agent, together with copies of all such filings disclosed by such search, and UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii)                               opinions of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) with respect to the creation and perfection of the security interests in the Collateral in favor of the Collateral Agent under the Security Agreement and the Capital Stock of the Borrower and REL, in favor of the Collateral Agent under the Pledge Agreements and, in each case, such other matters governed by the laws of each jurisdiction in which the Borrower or any personal property Collateral is located as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(iv)                              evidence that the Borrower has taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent.

(f)                                   Financial Statements.  The Administrative Agent shall have received from the Borrower (i) the Historical Financial Statements, (ii) the Financial Plan for Fiscal Year 2019 and each Fiscal Year through the final maturity date for the Loans and (iii) any other financial information reasonably requested by the Administrative Agent, in each case, the results of which shall be reasonably satisfactory to the Administrative Agent.

(g)                                  Evidence of Insurance.  The Collateral Agent shall have received a certificate from the Borrower’s insurance broker, or other evidence satisfactory to it, that all insurance required to be maintained hereunder is in full force and effect, and the Administrative Agent shall have completed its review of the insurance coverage for the Borrower and the results of such review shall be reasonably satisfactory to the Administrative Agent.

(h)                                 Opinions of Counsel to the Credit Parties.  The Administrative Agent and its counsel shall have received originally executed copies of the favorable written opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP and Gallagher Evelius & Jones, counsel for the Credit Parties, as to such matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and the Credit Parties hereby instruct such counsel to deliver such opinions to the Administrative Agent and its counsel).

(i)                                     Fees.  The Borrower shall have paid to the Administrative Agent the fees payable on the Closing Date referred to in Section 2.7 and in the Fee Letters, and all outstanding expenses permitted under Section 9.2 shall have been paid by the Borrower or reimbursed to the Agents and the Lenders, as applicable (which amounts may be paid with the proceeds of the initial Credit Extension).

(j)                                    Solvency Certificate.  The Administrative Agent shall have received a Solvency Certificate from each Credit Party and Funding Entity dated as of the Closing Date and addressed to Administrative Agent and each Lender, in form, scope and substance satisfactory to the Administrative Agent, with appropriate attachments and demonstrating that, after giving effect to the consummation of the Credit Extensions to be made on the Closing Date, each Credit Party and Funding Entity is and will be Solvent.

(k)                                 Closing Date Certificate.  Each Credit Party shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(l)                                     No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened, in any court or before any arbitrator or Governmental Authority, that, in the reasonable discretion of the Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents or that could have a Material Adverse Effect.

(m)                             No New Information.  Other than changes occurring in the ordinary course of business, no information or materials are or should have been available to the Credit Parties as of the Closing Date that are materially inconsistent with the material previously provided to any Agent (or its designees) for its due diligence review of Credit Parties and the Funding Entities.

(n)                                 No Material Adverse Change.  Since December 31, 2018, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(o)                                 Due Diligence.  The Administrative Agent shall have completed its diligence, including, but not limited to, Collateral diligence, a compliance exam, legal diligence, regulatory (including anti-money laundering and Office of Foreign Assets Control compliance) review and due diligence on the Credit Parties (including, without limitation, site visits and meetings with key management and background searches on key management of the Credit Parties), in each case, at the Borrower’s expenses, and the results of such diligence are satisfactory to the

Administrative Agent in its sole discretion, and the Administrative Agent shall have received final credit committee approval.

(p)                                 Internal Risk and Collection Procedures.  The Administrative Agent shall have completed an examination of the Performance Guarantor’s internal risk rating systems and collections procedures and the results of such diligence are satisfactory to the Administrative Agent in its sole discretion.

3.2                               Conditions to Each Credit Extension.  The obligation of the Lenders to make any Loan on any Credit Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 9.5 of the following conditions precedent:

(i)                                     as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(ii)                                  there have been no material changes to the Credit Policies and the Servicing Policy that have not been approved by the Administrative Agent;

(iii)                               as of such Credit Date, the representations and warranties contained in this Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date, to the same extent as though made on and as of that date, except, in each case, to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects on and as of such earlier date;

(iv)                              the Administrative Agent shall have received a fully executed and delivered Funding Notice attaching a Borrowing Base Certificate, evidencing sufficient Revolving Availability with respect to the requested Revolving Loan; and

(v)                                 after making the Credit Extensions requested on such Credit Date, the Facility Amount shall not exceed the Borrowing Base.

Each Agent shall be entitled, but not obligated, to request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agents, as applicable, such request is warranted under the circumstances.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and each Lender to enter into this Agreement and to make each Credit Extension to be made thereby, the Borrower represents and warrants to each Agent and each Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1                               Organization; Requisite Power and Authority; Qualification; Other Names.  It (a) is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.  The Borrower does not operate or do business under any assumed, trade or fictitious name other than as set forth on Schedule 4.1.

4.2                               Capital Stock and Ownership.  The Pledgor owns all of the outstanding and issued Capital Stock of the Borrower.  The Capital Stock of the Borrower has been duly authorized and validly issued and is fully paid and non-assessable.  There is no existing option, warrant, call, right, commitment or other agreement to which the Borrower is a party requiring, and there is no membership interest or other Capital Stock of the Borrower outstanding which upon conversion or exchange would require, the issuance by the Borrower of any additional membership interests or other Capital Stock of the Borrower or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Borrower.

4.3                               Due Authorization.  The execution, delivery and performance of the Credit Documents to which the Borrower is a party have been duly authorized by all necessary action of the Borrower.

4.4                               No Conflict.  The execution, delivery and performance by the Borrower of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a)(i) violate any provision of any law or any governmental rule or regulation applicable to the Borrower, (ii) violate any of the Organizational Documents of the Borrower or (iii) violate any order, judgment or decree of any court or other Governmental Authority binding on the Borrower, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower, (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, on behalf of the Secured Parties) or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Borrower, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to the Administrative Agent.

4.5                               Governmental Consents.  The execution, delivery and performance by the Borrower of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date other than those that have already been obtained and are in full force and effect.

4.6                               Binding Obligation.  Each Credit Document to which the Borrower is a party has been duly executed and delivered by the Borrower and is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7                               Eligible Renewable Loans; UCC Filings.  Each Renewable Loan that is identified by the Borrower as an Eligible Renewable Loan in a Borrowing Base Certificate satisfies all of the applicable Eligibility Criteria as of the date of such Borrowing Base Certificate and a UCC financing statement and a mortgage, if any, have been filed against the Obligor in connection with the origination of each such Renewable Loan; provided that any breach of this representation arising out of the delivery of erroneous information in such Borrower Base Certificate shall be deemed cured immediately upon correction of any erroneous information in such Borrowing Base Certificate and of any Borrowing Base Deficiency, if any, resulting therefrom.

4.8                               Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

4.9                               No Material Adverse Effect.  Since the date of the most recent annual financial statements delivered to Agent pursuant to Section 5.1, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10                        Adverse Proceedings, etc..  There are no Adverse Proceedings pending against any Credit Party or any Funding Entity that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.  The Borrower is not in default with respect to any judgments, writs or injunctions, of any court or any federal, state, municipal or other Governmental Authority binding upon the Borrower.

4.11                        Payment of Taxes.  All U.S. federal income Tax returns and all other material Tax returns and reports of any Credit Party or any Funding Entity required to be filed have been timely filed, and all Taxes shown on such Tax returns to be due and payable, and all other material Taxes upon any Credit Party or any Funding Entity and upon its properties, assets, income, businesses and franchises which are due and payable, have been paid when due and payable, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP.  The Borrower does not know of any proposed Tax assessment against it other than any such assessment that is actively being contested by it in good faith and by appropriate proceedings and for which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP, have been made or provided therefor.

4.12                        Title to Assets.  The Borrower has good and valid title to all of its assets, free and clear of Liens, other than Permitted Liens.  All Liens purported to be created in any Collateral pursuant to any Collateral Document in favor of the Collateral Agent are First Priority Liens.

4.13                        No Indebtedness.  The Borrower and the Funding Entities have no Indebtedness, other than Permitted Indebtedness.

4.14                        No Defaults.  The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and to the Borrower’s actual knowledge no condition exists which, with the giving of notice or the lapse of time or both, could reasonably be expected to constitute such a default.

4.15                        Material Contracts.  The Borrower and each Funding Entity is not a party to any Material Contracts other than the Management Agreement (in the case of REL) and the Organizational Documents of the Funding Entities.

4.16                        Governmental Regulation.  The Borrower is not subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Credit Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17                        Margin Stock.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to the Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations T or U of the Board of Governors of the Federal Reserve System or Regulations B, X or Z of the Consumer Financial Protection Bureau.

4.18                        Employee Benefit Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  No Credit Party maintains or contributes to any Employee Benefit Plan.

4.19                        Certain Fees.  Except for Brean Capital, no broker’s or finder’s fee or commission will be payable by any Credit Party with respect to this Agreement or any of the transactions contemplated hereby.

4.20                        Solvency; Fraudulent Conveyance.  The Borrower is, upon the incurrence of any Credit Extension by the Borrower on any date on which this representation and warranty is made, will be, Solvent.  The Borrower is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors or equity holders.  The Borrower shall not use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors.

4.21                        Compliance with Requirements of Laws..  The Borrower and, to its knowledge, each Funding Entity are in compliance with all Requirements of Laws except for any such noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.22                        Representations and Warranties of Credit Documents..  Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by the Borrower in any Credit Document is true and correct in all material respects as of the Closing Date and each Credit Date (or as of any earlier date to which such representation and warranty specifically relates).  Notwithstanding anything in the Credit Document to the contrary, the representations and warranties of the Borrower set forth in any Credit Document shall, solely for purposes hereof, survive the Closing Date for the benefit of each Agent and the Lenders.

4.23                        Disclosure.  The representations and warranties of the Borrower contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or the Lenders by or on behalf of the Borrower for use in connection with the transactions contemplated hereby taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact (known to the Borrower, in the case of any document not furnished by the Borrower) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made; provided, that any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions by the preparer thereof believed to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

4.24                        Patriot Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.25                        Change of Control.  No Change of Control has occurred other than with the prior written consent of the Administrative Agent.

4.26                        Capital Lease Obligations.  Each Performance Guarantor, the Borrower or any of their Subsidiaries do not have any Capital Lease Obligations.

SECTION 5.  AFFIRMATIVE COVEN ANTS

The Borrower covenants and agrees that until the Termination Date, the Borrower shall perform (or cause to be performed, as applicable) all covenants in this Section 5.

5.1                               Financial Statements and Other Reports.  Unless otherwise provided below, the Borrower or its designee will deliver the following to the Administrative Agent:

(a)                                 Quarterly Financial Statements.  As soon as available and no later than forty-five (45) days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2019, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent one (1) copy of:

(i)                                     (A) the unaudited consolidated balance sheet of the Performance Guarantor and its consolidated Subsidiaries as of the end of such Fiscal Quarter and (B) the unaudited consolidated statements of income, stockholders’ equity and cash flows of the Performance Guarantor and its consolidated Subsidiaries, in each case, which shall be prepared and presented in accordance with, and provide all necessary disclosure (other than footnote disclosure) required by, GAAP and shall be accompanied by a certificate signed by the president, financial vice president, treasurer, chief financial officer, chief investment officer or controller of the Performance Guarantor or another officer of the Performance Guarantor acceptable to the Administrative Agent stating that such balance sheet and financial statements present fairly in all material respects the financial condition and results of operations of the companies being reported upon and have been prepared in accordance with GAAP consistently applied;

(ii)                                  (A)                               the unaudited balance sheet of the Borrower as of the end of such Fiscal Quarter and (B) the unaudited statements of income, in each case, prepared by management of the Borrower; and

(iii)                               any financial statement of the Funding Entities received by the Borrower;

(b)                                 Annual Financial Statements.  As soon as available and no later than one hundred and twenty (120) days following the end of each Fiscal Year of the Borrower, beginning with the Fiscal Year ended December 31, 2019, the Borrower shall deliver to the Administrative Agent one (1) copy of: (A) the audited consolidated balance sheets of the Performance Guarantor and its consolidated Subsidiaries as of the end of such Fiscal Year and (B) the audited consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Performance Guarantor and its consolidated Subsidiaries for such Fiscal Year, in each case, setting forth in comparative form the figures for the previous Fiscal Year and accompanied by an opinion of the Independent Accountants stating that such balance sheet and financial statements present fairly in all material respects the financial condition and results of operation of the companies being reported upon and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur);

Documents required to be delivered pursuant to Sections 5.1(a) or (b)  (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents of such document to it and maintaining its copies of such documents;

(c)                                  Compliance Certificates.  Together with each delivery of financial statements of each of the Performance Guarantor and the Borrower pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(d)                                 Borrower’s Share.  A Borrowing Base Certificate upon any change to the Borrower’s Share as described in the previously circulated Borrowing Base Certificate;

(e)                                  Collateral Reporting.

(i)                                     On each Monthly Reporting Date, upon delivery of each Funding Notice and at such other times as the Administrative Agent shall request in its reasonable discretion, the Borrower shall deliver a Borrowing Base Certificate (calculated as of the close of business on the last day of the previous Collection Period), together with a reconciliation to the most recently delivered Borrowing Base Certificate.  Each Borrowing Base Certificate delivered to the Administrative Agent shall bear a signed statement by an Authorized Officer certifying the accuracy and completeness in all material respects of all information included therein.  The execution and delivery of a Borrowing Base Certificate shall in each instance constitute a representation and warranty by the Borrower to the Administrative Agent that, to the best of its knowledge after due inquiry, no Renewable Loan included therein is excluded from inclusion in the Borrowing Base by the Eligibility Criteria.  In the event any request for a Loan, or a Borrowing Base Certificate or other information required by this Section 5.1(e) is delivered to the Administrative Agent by the Borrower electronically or otherwise without signature, such request, or such Borrowing Base Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of the Borrower by an Authorized Officer and constitute a representation to the Administrative Agent as to the authenticity thereof.  The Administrative Agent shall have the right to review and adjust any such calculation of the Borrowing Base to reflect exclusions from Eligible Renewable Loans or such other matters as are necessary to determine the Borrowing Base, but in each case, only to the extent the Administrative Agent is expressly provided such discretion by this Agreement.

(ii)                                  On each Monthly Reporting Date or upon the request of the Administrative Agent, the Borrower shall deliver, or shall cause the Manager to Deliver, the Monthly Servicing Report to the Administrative Agent.

(f)                                   Notice of Default.  Within two (2) Business Days after any Authorized Officer of the Borrower obtains knowledge (i) of any condition or event that constitutes a Default or an Event of Default, (ii) that any Person has given any written notice to the Borrower or taken any other action with respect to any event or condition set forth in Section 7.1(a) or (iii) of the occurrence of any event or change that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect, a certificate of one of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default or Default, event, condition or change, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(g)                                  Notice of Adverse Proceeding.  Within two (2) Business Days after any Authorized Officer of the Borrower obtains knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding against a Credit Party or a Funding Entity not previously disclosed in writing by the Borrower to the Lenders or (ii) any material development in any Adverse Proceeding against a Credit Party or a Funding Entity (including any adverse ruling or significant adverse development in any such Adverse Proceeding) that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably likely to result in a judgment or settlement for an amount in excess of $5,000,000, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower to enable each Lender and its counsel to evaluate such matters;

(h)                                 ERISA.  (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the applicable Credit Party or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, and to the extent permitted by applicable law, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by a Credit Party or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each affected Pension Plan; (2) all written notices received by the applicable Credit Party or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any affected Employee Benefit Plan of the such Credit Party thereof, or, with respect to any affected Pension Plan or affected Multiemployer Plan, any of their respective ERISA Affiliates (with respect to an affected Multiemployer Plan, to the extent that the applicable Credit Party or ERISA Affiliate, as applicable, has rights to access such documents, reports or filings), as the Administrative Agent shall reasonably request;

(i)                                     Breach of Representations and Warranties.  Within two (2) Business Days of any Authorized Officer obtaining knowledge of a material breach with respect to any representation or warranty made or deemed made by a Credit Party in any Credit Document or in any certificate at any time given by the Borrower in writing pursuant hereto or thereto or in connection herewith or therewith, a certificate of an Authorized Officer specifying the nature and period of existence of such breach and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(j)                                    Information Regarding Collateral.  The Borrower will furnish to the Collateral Agent and the Administrative Agent prior written notice of any change (i) in the Borrower’s corporate name, (ii) in the Borrower’s corporate structure or jurisdiction of organization or (iii) in the Borrower’s Federal Taxpayer Identification Number.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents.  The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or encumbered;

(k)                                 Credit Policies.  The Borrower shall provide prior written notice to the Administrative Agent of any change to the Credit Policies or the Servicing Policy if Agent consent is required pursuant to Section 6.11, and otherwise, will provide copies of any changes prior to implementation of such changes;

(l)                                     Notices under Credit Documents.  Promptly upon its receipt of any material notice, request for consent, financial statements, certification, report or other material communication under or in connection with any Credit Document from any Person other than the Administrative Agent and the Administrative Agent was not copied, the Borrower shall provide the Administrative Agent copies of the same;

(m)                             Controlled Accounts.  Promptly upon receipt thereof, the Borrower shall provide the Administrative Agent copies of any bank statement received for any Controlled Account and, promptly upon becoming aware thereof, the Borrower shall provide the Administrative Agent notice that any Controlled Account has become subject to any writ, judgment, warrant of attachment, execution or similar process.

(n)                                 Notices under Loan Agreement.  Promptly upon its receipt of any notice of any default or event of default, request for waiver or material communication under or in connection with any Loan Agreement from any Person, the Borrower shall provide the Administrative Agent copies of the same.

(o)                                 Additional Information.  The Borrower shall deliver such additional reports, documents, notices or information in its possession or held on its behalf or readily available by the Borrower as the Administrative Agent may reasonably request from time to time.

5.2                               Existence.  The Borrower will at all times preserve and keep in full force and effect its existence and that of the Funding Entities and all rights and franchises, licenses and permits required for the operation of its business and the business of the Funding Entities.

5.3                               Payment of Taxes and Claims.  The Borrower will pay, and, in connection with the Funding Entities, will cause to be paid, all material Taxes imposed upon it (or in the case of a Funding Entity, on such Funding Entity) or any of its respective properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  The Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.

5.4                               Insurance.  The Borrower shall cause the Manager to maintain, in its capacity as Manager, in force (a) an “errors and omissions” insurance policy in an amount not less than $3,000,000 and (b) an employee fidelity insurance policy in an amount not less than $3,000,000, in each case, (i) in a form reasonably acceptable to the Administrative Agent, (ii) with an insurance company reasonably acceptable to the Administrative Agent and (iii) with respect to the employee fidelity insurance policy, naming the Administrative Agent, for the benefit of the Secured Parties, as beneficiary and additional loss payee.  Unless otherwise directed by the Administrative Agent, the Borrower shall prepare and present, on behalf of itself, to the Administrative Agent and the Lenders claims under any such policies in a timely fashion in accordance with the terms of such policy, and upon the filing of any claim on any policy described in this Section 5.4, the Borrower shall promptly notify the Administrative Agent of such claim and the Borrower shall deposit, or cause to be deposited, the Net Insurance/Condemnation Proceeds of any such claim into the applicable Collection Account.  The Borrower shall deliver copies of such policies to the Administrative Agent together with a certification from the applicable insurance company that such policy is in force on such date.  The Borrower shall deliver proof of maintenance of such policies and payment of premiums no less frequently than annually, in form and substance reasonably acceptable to the Administrative Agent.

5.5                               Inspections; Compliance Audits; Regulatory Review.

(a)                                 The Borrower will permit or cause to be permitted, as applicable, any authorized representatives designated by any Agent (or their respective agents or professional advisors) to visit and inspect any of the properties of the Borrower or the Funding Entities, at any time, and from time to time upon reasonable advance written notice and during normal working hours, to (i) inspect, copy and take extracts from its books, records, financial statements, credit and collection policies, legal and regulatory compliance, operating and reporting procedures and information systems and to discuss its affairs, finances and accounts with any employees of the

Manager, (ii)  conduct periodic due diligence relating to any Renewable Loan forming part of the Portfolio, including reviewing the applicable Loan Agreement for such Renewable Loan and (iii) verify the compliance by the Borrower or the Funding Entities with this Agreement, the other Credit Documents, the Credit Policies and/or the Servicing Policy, as applicable.  The Borrower agrees to pay Agents’ then customary charge for field examinations and audits and the preparation of reports thereof performed or prepared (A) at any time during the existence of an Event of Default and (B) otherwise up to two (2) time in any calendar year.

(b)                                 At any time during the existence of an Event of Default and otherwise one (1) time in any calendar quarter, the Administrative Agent or its designees may, at the Borrower’s expense, perform a compliance review (a “Compliance Review”) with one (1) Business Day (in the case of a Compliance Review during the existence of an Event of Default) or five (5) Business Days’ (in the case of a Compliance Review when no Event of Default has occurred and is continuing) prior written notice to verify the compliance by the Credit Parties and the Funding Entities with any Requirements of Law related to the Renewable Loans.  The Borrower shall cooperate, and shall use its reasonable best efforts to cause the Manager and each Funding Entity to cooperate, with all reasonable requests and provide the Administrative Agent with all necessary assistance and information in connection with each such Compliance Review.  In connection with any such Compliance Review, the Borrower shall, and shall use its reasonable best efforts to cause the Manager and each Funding Entity to, permit any authorized representatives designated by the Administrative Agent to review the form of Loan Agreements, Credit Policies, Servicing Policy, information processes and controls, compliance practices and procedures and marketing materials.  Such authorized representatives may make written recommendations regarding compliance with applicable Requirements of Law, and the Borrower shall, and shall cause the Manager and each Funding Entity to, consider these recommendations in good faith, consult with the Administrative Agent regarding the implementation of such recommendations and use commercially reasonable efforts to implement any recommendation which the Administrative Agents believe in its reasonable discretion is a reasonable recommendation in all material respects on a timely basis.

(c)                                  In connection with any inspection pursuant to Section 5.5(a) or a Compliance Review, the Borrower shall, at the reasonable request of the Administrative Agent, make loan confirmation requests of an Obligor (and share with the Administrative Agent such Obligor’s response) to enable the Administrative Agent to perform such inspection or Compliance Review, as the case may be.

5.6                               Lender Meetings.  The Borrower will, upon the reasonable request of the Administrative Agent, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or by telephone, video conferencing, or at such other location as may be agreed to by the Borrower, the Administrative Agent and the Lenders) at such time as may be agreed to by the Borrower, the Administrative Agent and the Lenders.

5.7                               Compliance with Laws.  The Borrower shall comply, and cause the Funding Entities to comply, with the Requirements of Law, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8                               Further Assurances.  At any time or from time to time upon the request of the Administrative Agent, the Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing the Administrative Agent with any information reasonably requested pursuant to Section 9.20.  In furtherance and not in limitation of the foregoing, the Borrower shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Performance Guarantor to the extent set forth in the Guaranty and are secured by all of the assets of the Borrower.

5.9                               Disaster Recovery Plan.  The Borrower has and shall, at its own expense, maintain, and cause the Manager to maintain, a disaster recovery plan, which provides for disaster recovery and the resumption of business in the event that a disaster disrupts or impairs its provision of servicing pursuant to this Agreement and the Management Agreement.  Any such disaster recovery plan shall include, at a minimum, procedures for back-up/restoration of operating and application software, procedures for the protection of any source documentation, procedures and third-party agreements for replacement equipment (e.g. computer equipment) and procedures and third-party agreements for off-site production facilities.

5.10                        Renewable Loan Actions.  With respect to each Renewable Loan forming part of the Portfolio, the Borrower shall (a) take all reasonable actions necessary to perfect, protect and more fully evidence the Loan Holder’s ownership of such Renewable Loan, including, without limitation, executing or causing to be executed (or filing or causing to be filed) such other instruments or notices as may be necessary or appropriate and (b) take all additional action, if any, that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the Borrower, the Agents and the Lenders in such Renewable Loan.

5.11                        Collections.  The Borrower shall cause all Collections to be deposited into the applicable Collection Account.

SECTION 6.  NEGATIVE COVENANTS

The Borrower covenants and agrees that, until the Termination Date, the Borrower shall perform (or cause to be performed, as applicable) all covenants in this Section 6.

6.1                               Indebtedness.  Without the prior consent of the Administrative Agent, the Borrower shall not directly or indirectly create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except any Permitted Indebtedness.

6.2                               Liens.  The Borrower shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except for Permitted Liens and financing statements filed in connection with Permitted Liens.

6.3                               No Further Negative Pledges.  Except pursuant to the Credit Documents, the Borrower shall not enter into any Contractual Obligation prohibiting the creation or assumption of any Lien upon any of its respective properties or assets, whether now owned or hereafter acquired.

6.4                               Investments.  The Borrower shall not, directly or indirectly, make or own any Investment in any Person, including without limitation any joint venture, except (a) Investments in the Funding Entities, (b) Permitted Investments and (c) Renewable Loans.

6.5                               Fundamental Changes; Disposition of Assets; Acquisitions.  The Borrower shall not enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Borrower shall not (a) convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, other than transfers of cash to the extent the Borrower is a partnership or disregarded entity for U.S. federal and/or applicable state or local tax purposes for any taxable period, in an amount with respect to each taxable period no greater than the product of (i) the net taxable income of the Borrower allocated to its equity owners for such taxable period, taking into account all loss carryforwards to the extent such carryforwards may reasonably be used to reduce taxable income in the applicable taxable period and all applicable adjustments to basis (and resulting tax deductions) under Section 734, 743 and 754 of the Code, and (ii) the maximum combined U.S. federal, state and local income tax rate applicable to any direct or indirect equity owner of the Borrower determined by taking into account any reduced tax rates applicable to the income allocated and the deduction for state and local income taxes to the extent such deduction is not limited to $10,000 in the case of an individual or (b) acquire by purchase or otherwise (other than acquisitions of Renewable Loans) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person.

6.6                               Transactions with Affiliates.  The Borrower shall not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates other than the Management Agreement, the transactions contemplated or permitted by the Credit Documents and other transactions (including transactions related to the use of office space or computer equipment or software by the Borrower from an Affiliate) in the ordinary course of business pursuant to the reasonable requirements of the Borrower’s business on terms that are, taken as a whole, no less favorable to the Borrower than could be obtained in a comparable arms-length transaction with a Person not an Affiliate of the Borrower.

6.7                               Conduct of Business.  From and after the Closing Date, the Borrower shall not engage in any business other than the businesses engaged in by the Borrower on the Closing Date and activities reasonably related thereto.

6.8                               Sales of Renewable Loans.  The Borrower shall not sell, transfer or otherwise dispose of any Renewable Loan forming part of the Portfolio if giving effect to such sale would create a Borrowing Base Deficiency.

6.9                               Servicing.

(a)                                 The Borrower may not, without the Administrative Agent’s prior written consent not to be unreasonably withheld, terminate the Manager.  The Borrower shall use commercially reasonable efforts to cause the Manager to provide written reports to the Administrative Agent, the Lenders or each Lender’s or the Administrative Agent’s other designee in the manner and form reasonably requested by the Administrative Agent.  The Borrower shall cause the Manager to permit any Lender, the Administrative Agent or such Lender’s or the Administrative Agent’s other designees to inspect its books, records and operations related to the Borrower, the Funding Entities or the Renewable Loans upon reasonable advance written notice during normal business hours.  Upon five (5) Business Days’ prior written notice from the Administrative Agent, the Borrower (or employees of the Manager on its behalf) shall meet with the Administrative Agent or the Administrative Agent’s other designee or agent at the Administrative Agent’s offices to discuss any and all aspects of the Portfolio that the Administrative Agent deems appropriate in its sole discretion.

6.10                        Credit Documents.  Except as otherwise expressly permitted by other provisions of this Agreement or any other Credit Document, the Borrower shall not (a) agree to any termination, amendment, restatement, supplement or other modification to any Credit Document to which it is a party after the Closing Date without the prior written consent of the Administrative Agent, or (b) agree to any termination, amendment, restatement, supplement or other modification to, or waiver of any of its rights under, the Organizational Documents of any Funding Entity after the Closing Date Documents that would impair the Collateral, cause a Material Adverse Effect or have a negative impact any Lender’s rights under the Credit Documents without the prior written consent of the Administrative Agent.

6.11                        Changes to the Credit Policies or Servicing Policy.  The Borrower shall not make or authorize, or permit to be made, any material changes or modifications to the Credit Policies or the Servicing Policy that would be adverse to the Administrative Agent or the Lenders without the prior written consent of the Administrative Agent, except as otherwise required by any Requirement of Law.

6.12                        Standard Loan Requirements.  Each Eligible Renewable Loans forming part of the Portfolio must meet the requirements found in Schedule 6.12.

6.13                        Sales and Lease-Backs.  The Borrower shall not directly or indirectly become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower (a) has sold or transferred or is to sell or to transfer to any other Person or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower to any Person in connection with such lease.

6.14                        Funding Entities.  The Borrower agrees that it has not and shall not permit any Funding Entity to:

(a)                                 engage to any material extent in any business other than those businesses conducted on the date hereof or any business reasonably related or incidental thereto or representing a reasonable expansion thereof;

(b)                                 acquire or own any material asset other than (i) Renewable Loans, (ii) cash and Permitted Investments owned by such Funding Entity from time to time and (iii) such other incidental personal property as may be necessary for the ownership of the Renewable Loans or conduct of its business;

(c)                                  merge into or consolidate with any Person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without the Administrative Agent’s consent;

(d)                                 fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent fail to comply with the provisions of such Funding Entity’s Organizational Documents;

(e)                                  convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired or acquire by purchase or otherwise (other than acquisitions of Renewable Loans) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person;

(f)                                   own any Subsidiary or, other than in connection with its ownership of the Renewable Loans and cash and Permitted Investments owned by such Funding Entity from time to time in accordance with this Agreement, make any Investment in, any Person or entity without the consent of the Administrative Agent (other than a Renewable Loan or funds to acquire a Renewable Loan);

(g)                                  fail to use commercially reasonable efforts to not commingle its assets with the assets of any of its general partners, members, Affiliates, principals or of any other Person or entity;

(h)                                 incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than Permitted Indebtedness or grant any Liens, other than Permitted Liens, or make any distributions except in accordance with this Agreement or as required by such Funding Entity’s Organizational Documents;

(i)                                     fail to maintain its records, books of account and bank accounts separate and apart from those of its general partners, members, principals and Affiliates or any other Person;

(j)                                    enter into any Contractual Obligation with any general partner, member, principal or Affiliate, or any general partner, member, principal or Affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any general partner, member, principal or Affiliate, or any general partner, member, principal or Affiliate thereof;

(k)                                 take any action that would cause such entity to become insolvent;

(l)                                     directly or indirectly become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Funding Entity (a) has sold or transferred or is to sell or to transfer to any other Person or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Funding Entity to any Person in connection with such lease;

(m)                             assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(n)                                 fail to either file its own tax returns or file a consolidated federal income tax return with another Person (unless prohibited or required, as the case may be, by applicable law);

(o)                                 fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business or (ii) to suggest that it is responsible for the debts of any third party (except as provided for in the Credit Documents);

(p)                                 fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(q)                                 file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(r)                                    fail to allocate fairly and reasonably shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses; and

(s)                                   extend, amend or otherwise modify the material terms of any Renewable Loan or any Loan Agreement related thereto, except in the ordinary course of business or as a result of changes required in order to comply with any Requirement of Law (with prior written notice to the Administrative Agent of any change made in relation to compliance with any Requirement of Law).

SECTION 7.  EVENTS OF DEFAULT

7.1                               Events of Default.  If any one or more of the following conditions or events shall occur.

(a)                                 Failure to Make Payments When Due.  The failure by the Borrower to make payments of any principal, interest or fees due to the Administrative Agent, the Collateral Agent or the Lenders, or the failure of the Borrower to make any other payment or deposit required under any Credit Documents when such payment or deposit is due or, if any such payment is due on the Final Maturity Date, such failure to make that payment on the Final Maturity Date and such failure remains unremedied for a period of two (2) Business Days; or

(b)                                 Borrowing Base Deficiency.  Any Borrowing Base Deficiency exists and is not cured within two (2) Business Days of receipt by the Borrower of written notice from any Agent that a Borrowing Base Deficiency exists; or

(c)                                  Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by the Borrower or the Performance Guarantor in any Credit Document or in any statement or certificate at any time given by the Borrower or the Performance Guarantor in writing pursuant hereto or thereto or in connection herewith or therewith, shall be false in any material respect (or, if qualified by materiality, in all respects) as of the date made or deemed made and such default shall not have been remedied or waived within five (5) Business Days; provided that if such representation, warranty, certification or statement relates solely to a Renewable Loan, it shall not constitute an Event of Default if the Borrowing Base is recalculated without inclusion of such Renewable Loan and no Borrowing Base Deficiency results therefrom;

(d)                                 Breach of Affirmative Covenants.  Failure of the Borrower to perform or comply with any term or condition contained in Section 5 of this Agreement or any affirmative covenant in any other Credit Document or the failure of the Performance Guarantor to perform or comply with affirmative covenant in any other Credit Document, and such failure shall remain unremedied for thirty (30) Business Days; or

(e)                                  Breach of Negative Covenants.  Failure of the Borrower to perform or comply with any term or condition contained in Section 6 of this Agreement or any negative covenant in any other Credit Document or the failure of the Performance Guarantor to perform or comply with any negative covenant in any other Credit Document, and such failure shall remain unremedied for five (5) Business Days after the earlier of (i) an officer of either Credit Party becoming aware of such failure or (ii) receipt by either Credit Party of written notice from any Agent or any Lender of such failure; or

(f)                                   Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law or (ii) an involuntary case shall be commenced against any Credit Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Credit Party, or over all or a substantial part of its respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Credit Party for all or a substantial part of its respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of such Credit Party, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)                                  Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) Any Credit Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; or any such Credit Party shall make any assignment for the benefit of creditors; or (ii) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of such Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f); or

(h)                                 Judgments and Attachments.  Any money judgment, tax Lien, writ or warrant of attachment or similar process (to the extent not adequately covered by insurance (subject to customary deductibles) as to which a solvent and unaffiliated insurance company has not denied coverage) in excess of $5,000,000 shall be entered or filed against the Borrower or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) consecutive days; or

(i)                                     Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in a material portion of the Collateral (in each case, other than (A) by reason of a release of such Collateral in accordance with the terms hereof or thereof or (B) the satisfaction in full of the Obligations and any other amount due hereunder or any other Credit Document in accordance with the terms hereof), (ii) any Credit Document for any reason, other than the satisfaction in full of all Obligations and any other amount due hereunder or any other Credit Document (other than contingent indemnification obligations for which demand has not been made), (A) shall cease to be in full force and effect (other than in accordance with its terms), (B) shall be declared by a court of competent jurisdiction to be null and void, (C) the enforceability thereof shall be impaired in any material respect or (D) a party thereto shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Credit Document in writing or (iii) the Borrower shall cease to have a valid ownership interest in a material portion of the Collateral; or

(j)                                    Failure to Make Payments on Indebtedness.  The Borrower or the Performance Guarantor fails to make a payment when due, which failure extends beyond any applicable grace period provided therefor, under any facility with respect to any Indebtedness (including any leasehold obligation) in excess of $5,000,000; or

(k)                                 Material Adverse Change.  The occurrence of a material adverse change in the business, operations or financial condition of the Borrower, the Performance Guarantor or any Funding Entity, in each case, which is not remedied or mitigated within thirty (30) days; or

(l)                                     Change of Control.  A Change of Control shall occur or any Credit Party or Funding Entity shall enter into any transaction of merger or consolidation in which it is not the surviving entity, in each case, without the prior written consent of the Administrative Agent; or

(m)                             Financial Statements.  The auditor’s opinion accompanying the audited financial statements of any Credit Party delivered hereunder is qualified as to scope or going concern; or

(n)                                 Collateral Performance Triggers.  A breach of any Collateral Performance Trigger shall have occurred; or

(o)                                 Breach of Financial Covenants.  A breach of any Financial Covenant shall have occurred; or

(p)                                 Default Under Guaranty.  A default in the Performance Guarantor’s obligations under the Guaranty shall have occurred beyond any applicable grace or cure period; or

(q)                                 Termination of Management Agreement. The termination of the Management Agreement;

THEN, upon the occurrence of any Event of Default, the Administrative Agent may, with the written consent of the Required Lenders, and shall, at the written request of the Required Lenders, take any of the following actions: (1) upon written notice to the Borrower, terminate each Lender’s Revolving Commitments, if any, (2) upon written notice to the Borrower, declare the unpaid principal amount of and accrued interest on the Loans and all other Obligations immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, (3) direct the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents, including restricting the Borrower and any of its Subsidiaries from making any distributions to any Person (including the Performance Guarantor) and foreclose on the Pledgor’s interests in the Borrower or the Borrower’s interests in REL, in each case, pursuant to the terms of the Pledge Agreements, (4) withdrawal amounts from the Reserve Accounts for application pursuant to the terms of this Agreement, and (5) take any and all other actions and exercise any and all other rights and remedies of the Administrative Agent under the Credit Documents or under the UCC; provided, that upon the occurrence of any Event of Default described in Section 7.1(f) or 7.1(g), the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall immediately become due and payable, and the Revolving Commitments shall automatically and immediately terminate, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 8.  AGENTS

8.1                               Appointment of Agents.  East West Bank is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorize East West Bank, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 8 are solely for the benefit of the Agents and the Lenders and the Borrower shall not have any rights as a beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower.

8.2                               Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

8.3                               Collateral Documents and Guaranty.  Each Lender hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of such Lender, to be the agent for and representative of such Lenders with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 9.5, without further written consent or authorization from the Lenders, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Lenders or the Administrative Agent has otherwise consented or (ii) release the Performance Guarantor from the Guaranty with respect to which the Lenders or the Administrative Agent have otherwise consented.

SECTION 9.  MISCELLANEOUS

9.1                               Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to the Borrower, the Collateral Agent or the Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of the Lenders, the address as indicated on Appendix B, specified in such Lender’s Assignment Agreement or Joinder Agreement or otherwise indicated to the Administrative Agent in writing.  Each notice hereunder shall be in writing and may be personally served or sent by e-mail or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of e-mail, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice shall be effective until received by the intended recipient, provided, however, that the Borrower may deliver, or cause to be delivered, the Borrowing Base Certificate, the Funding Notice and any financial statements or reports (including any collateral performance tests) by electronic mail pursuant to procedures approved by the Administrative Agent until any Agent notifies the Borrower that it can no longer receive such documents using electronic mail.  Any Borrowing Base Certificate, Funding Notice or financial statements or reports sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, if available, return electronic mail or other written acknowledgement), provided, that if such document is sent after 5:00 p.m. Eastern Standard time, such document shall be deemed to have been sent at the opening of business on the next Business Day.

9.2                               Expenses  Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) all of the Agents’ actual and reasonable, documented, out-of-pocket costs and expenses of preparation and administration of, and due diligence relating to, the Credit Documents and any consents, amendments, waivers or other modifications thereto, (b) all of the reasonable, documented out-of-pocket fees, expenses and disbursements of  external counsel to the Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower, provided that the Agents shall engage a single external counsel, (c) all the actual costs and reasonable, documented, out-of-pocket expenses of creating and perfecting Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes and search fees, (d) each of the Agent’s actual costs and reasonable documented, out-of-pocket fees, expenses for, and disbursements of any of such Agent’s, auditors, accountants, consultants, appraisers, advisors or agents whether internal or external, incurred by such Agent, (e) all the actual costs and reasonable, documented, out-of-pocket expenses in connection with the custody or preservation of any of the Collateral, (f) any expenses set forth in Sections 5.5 and 5.6 to the extent such expenses are expressly required to be paid by the Borrower and (g) after the occurrence of a Default or an Event of Default, all documented costs and expenses, including reasonable and documented fees and costs of one external counsel, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that if in the reasonable opinion of the Agents and the Lenders, representations of all such Persons by one counsel would be inappropriate due to the existence of an actual or potential conflict of interest, the Lenders may engage separate counsel from the Lenders.

9.3                               Indemnity.

(a)                                 IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 9.2, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY

SHALL BE CONSUMMATED, THE BORROWER AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, EACH AGENT AND LENDERS, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT AND LENDERS (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, THAT THE BORROWER SHALL NOT HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE ORDER OF THAT INDEMNITEE.  TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 9.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY VIOLATE ANY LAW OR PUBLIC POLICY, THE BORROWER SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.

(b)                                 To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against the Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.4                               Set Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Lenders and each of their respective Affiliates is hereby authorized by the Borrower at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), except to the extent required by applicable law, without notice to the Borrower or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by the Lenders to or for the credit or the account of the Borrower (in whatever currency) against and on account of the obligations and liabilities of the Borrower to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether  (a) any Lender shall have made any demand hereunder,

(b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of a Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

9.5                               Amendments and Waivers; Administrative Agent Consent.

(a)                                 Amendments and Waivers.

(i)                                     Subject to Sections 9.5(a)(ii), 9.5(a)(iii) and 9.5(b), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of each Credit Party thereto and the Administrative Agent with the consent of the Required Lenders.

(ii)                                  Lender Consent.  Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination or consent shall be effective if the effect thereof would:

(1)                                 extend the scheduled final maturity of any Loan or Revolving Loan Note;

(2)                                 waive, reduce or postpone any scheduled repayment;

(3)                                 reduce the rate of interest on any Loan or any fee payable hereunder (other than Default Interest);

(4)                                 extend the time for payment of any such interest or fees;

(5)                                 reduce the principal amount of any Loan;

(6)                                 (x) amend the definition of “Borrowing Base” or “Maximum Committed Amount” or (y) amend, modify, terminate or waive Section 2.10 or Section 2.11 or any provision of Sections  9.5(a), (b) or (c);

(7)                                 release all or substantially all of the Collateral or the Performance Guarantor from any of its obligations under the Guaranty except as expressly provided in the Credit Documents;

(8)                                 consent to the assignment or transfer by any Credit Party of any of its respective rights and obligations under any Credit Document;

(9)                                 increase the Revolving Commitment of a Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of each Lender; or

(10)                          change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.

(iii)                               Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(1)                                 amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; or

(2)                                 adversely affect the Account Bank without its consent.

(b)                                 Execution of Amendments, etc.  The Administrative Agent may, but shall have no obligation to, with the concurrence of the Required Lenders, execute amendments, modifications, waivers or consents on behalf of the Lenders.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon any Lender at the time outstanding, each future Lender and, if signed by the Borrower, upon the Borrower.  Notwithstanding anything to the contrary contained in this Section 9.5, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its reasonable discretion), in any provision of the Credit Documents, then the Administrative Agent (in its capacity thereunder as Administrative Agent) and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by any Lender if the same is not objected to in writing by such Lenders within five (5) Business Days following receipt of notice thereof.

9.6                               Successors and Assigns; Participations.

(a)                                 Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders.  The Borrower’s rights or obligations hereunder or any interest herein may not be assigned or delegated without the prior written consent of the Administrative Agent and the Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Lender Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Register.  The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as “Lender” in the Register as the holders and owners of the corresponding Revolving Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register.  Prior to such recordation, all amounts owed with respect to the applicable Revolving Commitment or Loan shall be owed to the Lenders listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Loans

(c)                                  Right to Assign.  Each Agent and the Lenders shall with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if an Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) has occurred and is continuing), have the right at any time to sell, assign or transfer all or a portion of its respective rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Loans owing to it or other Obligations owing to it, to any Eligible Assignee.

(d)                                 Mechanics.  The assigning Lender and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to U.S. federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.15.

(e)                                  Notice of Assignment.  Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Credit Parties and shall maintain a copy of such Assignment Agreement.

(f)                                   Representations and Warranties of Assignee.  Each assignee of the Lender, upon executing and delivering an Assignment Agreement, represents and warrants to the Lenders and the Borrower as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Revolving Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g)                                  Effect of Assignment.  Subject to the terms and conditions of this Section 9.6, as of the “Effective Date” specified in the applicable Assignment Agreement:  (i) the assignee thereunder shall have the rights and obligations of an “Agent” or “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and an “Agent” or “Lender” for all purposes hereof; (ii) the assigning Agent or Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Agent’s or Lender’s rights and obligations hereunder, such assigning Agent or Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Agent or Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising prior to the effective date of such assignment; (iii) if applicable, the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Agent or Lender, if any; and (iv) if any such assignment occurs after the issuance of any Revolving Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Revolving Loan Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Revolving Loan Notes, if so reasonably requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h)                                 Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person in all or any part of its Revolving Commitments, Loans or in any other Obligation.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require the Lender to take or omit to take any action hereunder except the consent of each participant shall be required with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Revolving Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents or the Performance Guarantor from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.  Each Credit Party agrees that each participant shall be entitled to the benefits of 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (ii) a participant provides to the Lender selling such participation any documentation required to be provided by a Lender under Section 2.15 as if such participant were a Lender.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender, provided, that such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells such a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in such participation and other obligations under this Agreement (the “Participant Register”).  For the avoidance of doubt, (i) the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register and (ii) neither Credit Party shall have any responsibilities, including any reporting under this Agreement, with respect to any participant except as specifically set forth in this Subsection 9.6(h). The Register shall be available for inspection by the Borrower or the Lenders at any reasonable time and from time to time upon reasonable prior notice.

(i)                                     Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 9.6, each Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Revolving Loan Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender (except if such assigning Lender is the Administrative Agent) to take or omit to take any action hereunder.

9.7                               Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.8                               Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of the Borrower set forth in Sections 2.7, 2.10, 2.14, 2.15, 9.2, 9.3, 9.4 and 9.10 shall survive the payment of the Loans and the termination hereof.

9.9                               No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.10                        Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations or any other amount due hereunder.  To the extent that any the Borrower makes a payment or payments to the Administrative Agent or a Lender (or to the Administrative Agent, on behalf of such Lender), or the Administrative Agent, the Collateral Agent or a Lender enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11                        Severability.  In case any provision in or obligation hereunder or any Revolving Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.12                        Third Party Beneficiaries.  The Account Bank shall be an express third party beneficiary of the provisions of Section 2.10.

9.13                        Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.14                        APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5 1401 AND 5 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

9.15                        CONSENT TO JURISDICTION.

(A)                               ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND TO ANY PROCESS AGENT APPOINTED IN ACCORDANCE WITH SUBPARAGRAPH (B) BELOW IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT AND (iv) AGREES THAT AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(B)                               THE BORROWER HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 9.1.  ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST THE BORROWER, IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

9.16                        WAIVER OF JURY TRIAL.  THE BORROWER, EACH AGENT AND THE LENDERS HEREBY AGREE TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN IT RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDERS/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE BORROWER, EACH AGENT AND THE LENDERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH OF THE BORROWER, EACH AGENT AND THE LENDERS FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER

CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.17                        Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of each Lender and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if a Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

9.18                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

9.19                        Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

9.20                        Patriot Act.  Each Lender and the Administrative Agent (for itself and not on behalf of the Lenders) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

9.21                        Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement; (g) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Credit Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Credit Party or Funding Entity relating to such Person or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Person; provided that, in the case of information received from any Credit Party or Funding Entity after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MMA ENERGY HOLDINGS, LLC,
as Borrower

By:	/s/ Gary A. Mentesana
Name:	Gary A. Mentesana
Title:	Chief Operating Officer and President

[Signature Page to Credit Agreement]

EAST WEST BANK,
as Administrative Agent, Collateral Agent and Lender

By:	/s/ Mark A. Parsa
Name:	Mark A. Parsa
Title:	SVP

[Signature Page to Credit Agreement]

EAST WEST BANK,
as Lender

By:	/s/ Mark A. Parsa
Name:	Mark A. Parsa
Title:	SVP

[Signature Page to Credit Agreement]

CUSTOMERS BANK,
as Lender

By:	/s/ Blake Bamford
Name:	Blake Bamford
Title:	Vice President

[Signature Page to Credit Agreement]

SCHEDULE 1.1(b)

TO CREDIT AGREEMENT

FINANCIAL COVENANTS

(a)                                 Consolidated Debt Service Coverage Ratio.  The Consolidated Debt Service Coverage Ratio of the Performance Guarantor and its consolidated Subsidiaries as of the last day of any Fiscal Quarter shall be equal to or greater than 1.25 to 1.0.

(b)                                 Consolidated Debt to Net Worth.  The Debt to Net Worth Ratio as of the last day of any Fiscal Quarter with respect to the Performance Guarantor and its consolidated Subsidiaries, shall be less than or equal to 2.5 to 1.0.

(c)                                  Consolidated Net Worth.  The Consolidated Net Worth of the Performance Guarantor and its consolidated Subsidiaries as of the last day of any Fiscal Quarter, shall not be less than $100,000,000

(d)                                 Consolidated Net Income.  The Consolidated Net Income as of the last day of any Fiscal Year of the Performance Guarantor and its consolidated Subsidiaries shall be greater than zero dollars.

EXHIBIT A

TO CREDIT AGREEMENT

FORM OF FUNDING NOTICE

Reference is made to the Credit Agreement, dated as of September 19, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MMA Energy Holdings, LLC (the “Company”), as borrower (in such capacity, the “Borrower”), East West Bank, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”) and the Lenders from time to time party thereto (each, in such capacity, a “Lender”).  All capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to Section 2.1 of the Credit Agreement, the Company desires that the Lenders make the following Revolving Loan to the Company in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

Revolving Loans	$[•]

The undersigned is an Authorized Officer of the Company who is duly authorized pursuant to the Credit Agreement to execute and deliver this Funding Notice on behalf of the Company and hereby certifies in [his/her] capacity as an Authorized Officer of the Company, and not in any individual capacity, that:

(i)                                     After making the Revolving Loans requested on the Credit Date, the Facility Amount shall not exceed the Borrowing Base.  Attached hereto as Annex A is an updated Borrowing Base Certificate.

(ii)                                  The determination and calculations of the computations specified in the Borrowing Base Certificate attached as Annex A hereto (the “Computations”), delivered in an electronic format, and a review of the information used in determining and calculating the Computations was conducted under my supervision.

(iii)                               The Computations were made in accordance with the provisions of the Credit Agreement relating to the computation of the Borrowing Base and the various components thereof.

(v)                                 The results of the Computations were accurate and complete in all material respects as of the last day of the period specified therein.

(vi)                              As of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, other than those that are qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects as of such Credit Date except, in each case, to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects or true and correct in all respects, as the case may be, on and as of such earlier date.

(vii)                           As of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

The foregoing certifications, together with the Computations set forth in the Borrowing Base Certificate attached as Annex A hereto, are made and delivered [mm/dd/yy] pursuant to the Credit Agreement.

Date: [mm/dd/yy]	MMA ENERGY HOLDINGS, LLC

By:
Name:
Title:

Exhibit A-2

ANNEX A

TO FUNDING NOTICE

[Borrowing Base Certificate to be attached]

Exhibit A-3

EXHIBIT B

TO CREDIT AGREEMENT

FORM OF REVOLVING LOAN NOTE

[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, MMA Energy Holdings, LLC, a Maryland limited liability company (the “Company”), promises to pay [•] (the “Payee”) or its registered assigns, on or before [      ], 201[9], the lesser of (a) [DOLLARS] ($[•]), and (b) the outstanding principal amount of all advances made by the Payee to the Company as Revolving Loans under the Credit Agreement referred to below.

The Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of September 19, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, the Company, East West Bank, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”), the Payee and the other lenders from time to time party thereto (each, in such capacity, a “Lender”).  All capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

This Revolving Loan Note is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Revolving Loan Note shall be made in lawful money of the United States of America in same day funds at the location designated in writing for such purpose by the Payee.  Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been duly executed and delivered in accordance with the Credit Agreement and accepted by the Administrative Agent and recorded in the Register, the Company, each Agent and the Lenders shall be entitled to deem and treat the Payee as the owner and holder of this Revolving Loan Note and the obligations evidenced hereby.  The Payee hereby agrees, by its acceptance hereof, that before disposing of this Revolving Loan Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Revolving Loan Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Revolving Loan Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Company, each as provided in the Credit Agreement.

THIS REVOLVING LOAN NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND THE PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS

Exhibit B-1

PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Revolving Loan Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Revolving Loan Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Revolving Loan Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Revolving Loan Note at the place, at the respective times, and in the currency herein prescribed and in the Credit Agreement.

The Company promises to pay all actual, reasonable, documented, out-of-pocket costs and expenses, including reasonable and documented attorneys’ fees, in accordance with the Credit Agreement, incurred in connection with the collection and enforcement of this Revolving Loan Note.  Subject to the terms of the Credit Agreement, the Company and any endorsers of this Revolving Loan Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice.  Company and any endorsers of this Revolving Loan Note hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, the Company has caused this Revolving Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

MMA ENERGY HOLDINGS, LLC

By:
Name:
Title:

Exhibit B-2

TRANSACTIONS ON

REVOLVING LOAN NOTE

Date	Amount of Revolving Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made by

Exhibit B-3

EXHIBIT C

TO CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

The undersigned [is][are, respectively, the [     ] and] the [     ] of MMA Energy Holdings, LLC (the “Borrower”) and MMA Capital Holdings, Inc. (the “Performance Guarantor”) and hereby [certify/certifies] on behalf of the Borrower or the Performance Guarantor, as applicable, solely in [his/her] capacity as the [     ] of the Borrower and [     ] of the Performance Guarantor and not in [his/her] individual capacity:

1.                                      [I/We] have reviewed the terms of that certain Credit Agreement, dated as of September 19, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, East West Bank, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”), and the lenders from time to time party thereto (each, in such capacity, a “Lender”), and [I/we] have made, or have caused to be made under [my/our] supervision, a review in reasonable detail of the transactions and condition of the Performance Guarantor and the Borrower during the accounting period covered by the attached financial statements.

2.                                      The examination described in paragraph no. 1 above did not disclose, and [I/we] have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

3.                                      The financial statements attached hereto fairly present, in all material respects, the financial condition and results of operation of the Performance Guarantor or the Borrower, as applicable, as at the dates indicated and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from audit and normal year-end adjustments.

The foregoing certifications, together with the computations set forth in Annex A attached hereto (demonstrating compliance by the Performance Guarantor with the Financial Covenants) and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(c) of the Credit Agreement.  All capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

MMA ENERGY HOLDINGS, LLC	MMA CAPITAL HOLDINGS, INC.

By:	By:

Name:	Name:
Title:	Title:

Exhibit C-1

ANNEX A

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

[See attached]

Exhibit C-2

EXHIBIT D

TO CREDIT AGREEMENT

FORM OF

BORROWING BASE CERTIFICATE

[On file with Borrower and Administrative Agent]

Exhibit D-1

EXHIBIT E

TO CREDIT AGREEMENT

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement, dated as of the Effective Date set forth below (the “Assignment”), is entered into between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement, dated as of September 19, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MMA Energy Holdings, LLC, as Borrower (in such capacity, the “Borrower”), East West Bank, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”) and the lenders from time to time party thereto (each, in such capacity, a “Lender”), receipt of a copy of which is hereby acknowledged by the Assignee.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.                                      Assignor: [     ]

2.                                      Assignee: [     ] and is an Eligible Assignee

3.                                      Borrower: MMA Energy Holdings, LLC

4.                                      Administrative Agent: East West Bank

5.                                      Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for the Lender		Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans
Revolving Commitment	$	[ ]	$	[ ]	[ ]	%
Revolving Loan	$	[ ]	$	[ ]	[ ]	%

Exhibit E-1

Effective Date: [     ], 20[  ] [To be inserted by the Administrative Agent and which shall be the effective date of recordation of transfer after in the register therefor].

6.                                      Notice and Wire Instructions:

[Name of Assignor]	[Name of Assignee]

Notices:	Notices:

[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
Attention: [ ]	Attention: [ ]
Telephone: [ ]	Telephone: [ ]
Email: [ ]	Email: [ ]

With a copy to:	With a copy to:

[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
Attention: [ ]	Attention: [ ]
Telephone: [ ]	Telephone: [ ]
Email: [ ]	Email: [ ]

Wire Instructions:	Wire Instructions:

[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

Exhibit E-2

The terms in this Assignment are hereby agreed to:

ASSIGNOR:

[Name of Assignor]

By:
Name:
Title:

ASSIGNEE:

[Name of Assignee]

By:
Name:
Title:

Consented and Agreed to:
ADMINISTRATIVE AGENT:

EAST WEST BANK

By:
Name:
Title:

MMA Energy Holdings, LLC(1)

By:
Name:
Title:

(1)  Borrower consent (such consent not to be unreasonably withheld, conditioned or delayed) is required unless an Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) has occurred and is continuing.

Exhibit E-3

ANNEX A

TO ASSIGNMENT AND

ASSUMPTION AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION AGREEMENT

1.                                             Representations and Warranties.

1.1                               Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement Credit Documents (as defined in the Credit Agreement) or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, the Performance Guarantor or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, the Performance Guarantor or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2                               Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Loans, as the case may be, (iv) it will make or invest in, as the case may be, its Revolving Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of Section 9.6 of the Credit Agreement, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control), (v) it does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of the Borrower or the Performance Guarantor other than the Obligations or any Capital Stock of the Borrower or the Performance Guarantor, (vi) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (viii) attached to the Assignment is any tax documentation required to be delivered by it pursuant to the terms of Section 2.15(d) or (e) of the Credit Agreement, duly completed

Exhibit E-4

and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                      Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1                               With respect to Assigned Interests for Revolving Loans, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.                                            General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

Exhibit E-5

EXHIBIT F

TO CREDIT AGREEMENT

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of September 19, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MMA Energy Holdings, LLC, as Borrower (in such capacity, the “Borrower”), East West Bank, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”) and the lenders from time to time party thereto (each, in such capacity, a “Lender”).

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and (if the undersigned is not classified as a partnership for U.S. federal income tax purposes) beneficial owner of the Loan(s) (as well as any Revolving Loan Note(s) evidencing such Loan(s)) or participation in respect of which it is providing this certificate, (ii) if the undersigned is classified as a partnership for U.S. federal income tax purposes, its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Revolving Loan Note(s) evidencing such Loan(s)) or participation, (iii) it is not (or, if the undersigned is classified as a partnership for U.S. federal income tax purposes, none of its direct or indirect partners/members is) a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) it is not (or, if the undersigned is classified as a partnership for U.S. federal income tax purposes, none of its direct or indirect partners/members is) a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) it is not (or, if the undersigned is classified as a partnership for U.S. federal income tax purposes, none of its direct or indirect partners/members is) a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.(2)

The undersigned has furnished (i) a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) if the undersigned is classified as a partnership for U.S. federal income tax purposes, an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower (or the participating Lender in the case of a participation) in writing, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower (or the participating Lender in the case of a participation) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used

(2)  Certification included in item (vi) is already part of the applicable tax forms.

Exhibit F-1

herein shall have the meanings given to them in the Credit Agreement.

[Name of Lender/Participant]

By:
Name:
Title:

Exhibit F-2

EXHIBIT G

TO CREDIT AGREEMENT

FORM OF

CLOSING DATE CERTIFICATE

The undersigned [is][are, respectively, the [     ] and] the [     ] of MMA Energy Holdings, LLC (the “Borrower”), MMA Financial TC, LLC (the “Pledgor”) and MMA Capital Holdings, Inc. (the “ Performance Guarantor”) and hereby [certify/certifies] on behalf of the Borrower, the Pledgor or the Performance Guarantor, as applicable, solely in [his/her] capacity as the [     ] of the Borrower, [     ] of the Pledgor and [     ] of the Performance Guarantor and not in [his/her] individual capacity:

1.                                      [I/We] have reviewed the terms of Section 3 of the Credit Agreement, dated as of September 19, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; all capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement), among the Borrower, East West Bank, as Administrative Agent and as Collateral Agent) and the lenders from time to time party thereto, each as a Lender, and the definitions and provisions contained in such Credit Agreement relating thereto, and in [my/our] opinion [I/we] have made, or have caused to be made under [my/our] supervision, such examination or investigation as is necessary to enable [me/us] to express an informed opinion as to the matters referred to herein.

2.                                      Based upon [my/our] review and examination described in paragraph 1 above:

(i)                                     the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, other than those qualified by materiality, in which case such representation and warranty shall be true and correct in all respects as of such Credit Date, except, in each case, to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects or true and correct in all respects, as the case may be, on and as of such earlier date.

(i)                                     all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to be obtained by them, in connection with the transactions contemplated by the Credit Documents have been obtained. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof, and no action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired;

(iii)                               these does not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened, in any court or before any arbitrator or Governmental Authority, that, singly or in the aggregate, materially

Exhibit G-1

impairs any of the transactions contemplated by the Credit Documents or that could have a Material Adverse Effect;

(iv)                              since December 31, 2018, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; and

(v)                                 as of the Closing Date, no event has occurred and is continuing that would constitute an Event of Default or a Default

The foregoing certifications are made and delivered as of [mm/dd/yy].

MMA ENERGY HOLDINGS, LLC

By:
Name:
Title:

MMA TC FINANCIAL, LLC,

By:
Name:
Title:

MMA CAPITAL HOLDINGS, INC.

By:
Name:
Title:

Exhibit G-2

EXHIBIT H

TO CREDIT AGREEMENT

FORM OF

SOLVENCY CERTIFICATE

The undersigned [is][are, respectively, the [     ] and] the [     ] of MMA Energy Holdings, LLC (the “Borrower”), MMA Financial TC, LLC (the “Pledgor”) and MMA Capital Holdings, Inc. (the “Performance Guarantor”) and hereby [certify/certifies] on behalf of the Borrower (and each Funding Entity) or the Performance Guarantor, as applicable, solely in [his/her] capacity as the [     ] of the Borrower, [     ] of the Pledgor and [     ] of the Performance Guarantor and not in [his/her] individual capacity:

1.                                      Reference is made to that certain Credit Agreement, dated as of September 19, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; all capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement), among the Borrower, East West Bank, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”) and the lenders from time to time party thereto (each, in such capacity, a “Lender”).

2.                                      As of the Closing Date, each of the Borrower, the Pledgor, the Performance Guarantor and each Funding Entity is Solvent.

The foregoing certifications are made and delivered as of [mm/dd/yy].

MMA ENERGY HOLDINGS, LLC

By:
Name:
Title: [Chief Financial Officer]

MMA TC FINANCIAL, LLC,

By:
Name:
Title:

MMA CAPITAL HOLDINGS, INC.

By:
Name:
Title: [Chief Financial Officer]

Exhibit H-1

EXHIBIT I

TO CREDIT AGREEMENT

FORM OF

MONTHLY SERVICING REPORT

[On file with Borrower and Administrative Agent]

Exhibit I-1

EXHIBIT J

TO CREDIT AGREEMENT

FORM OF

JOINDER AGREEMENT

This Joinder Agreement (this “Agreement”), dated as of [•] is entered into by and between [•] (the “New Lender”) and the Administrative Agent (as hereinafter defined) pursuant to that certain Credit Agreement, dated as of September 19, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MMA Energy Holdings, LLC (the “Company”), as borrower (in such capacity, the “Borrower”), East West Bank, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”) and the Lenders from time to time party thereto (each, in such capacity, a “Lender”).  Capitalized terms not otherwise defined herein are defined in the Credit Agreement.

The New Lender desires to become a Lender pursuant to the terms of the Credit Agreement and the Borrower and the Administrative Agent are amenable to the same.

Accordingly, the New Lender hereby agrees as follows with the Administrative Agent:

1.                                      The New Lender hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Lender will be deemed to be a party to the Credit Agreement and a “Lender” for all purposes of the Credit Agreement and the other Credit Documents, and shall have all of the rights and obligations of a Lender thereunder as fully as if it has executed the Credit Agreement and the other Credit Documents.  The New Lender hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement and in the Credit Documents which are binding upon the Lenders.

2.                                      Each of the parties listed on the signature pages hereof agrees that, at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Agreement.

3.                                      Upon becoming a Lender under the Credit Documents and after giving effect hereto, the New Lender’s Revolving Commitment under the Credit Agreement shall be:

Aggregate Amount of Revolving Commitment for all Lenders		Amount of Revolving Commitment for New Lender
$	[•]	$	[•]

4.                                      The New Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Documents, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Loans, as the case may be, (iii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Loans, as the case may be, (iv) it will make or invest in,

Exhibit J-1

as the case may be, its Revolving Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws, (v) it does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of the Borrower or the Performance Guarantor other than the Obligations or any Capital Stock of the Borrower or the Performance Guarantor, (vi) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement on the basis of which it has made such analysis and decision, (vii) attached to the Agreement is any tax documentation required to be delivered by it pursuant to the terms of Section 2.15(d) or (e) of the Credit Agreement, duly completed and executed by it and (viii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement and shall have the rights and obligations of a Lender thereunder and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

5.                                      The Administrative Agent acknowledges, agrees and confirms that, upon the effectiveness of this Agreement, the New Lender will be deemed to be a party to the Credit Agreement and a “Lender” for all purposes of the Credit Agreement and the other Credit Documents, and shall have all of the rights and obligations of a Lender thereunder as fully as if it has executed the Credit Agreement and the other Credit Documents.

6.                                      This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7.                                      This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

8.                                      This Agreement shall become effective upon the execution hereof by Administrative Agent, New Lender and the Borrower.  Notwithstanding the above, this Agreement shall be deemed to be effective upon the funding of New Lender by any portion of its Revolving Commitment under the Credit Documents.

[Signature Page Follows]

Exhibit J-2

IN WITNESS WHEREOF, the Administrative Agent and the New Lender have caused this Agreement to be duly executed by their authorized officers, and the Borrower has caused the same to be accepted by its authorized officers, respectively, as of the day and year first above written.

[NEW LENDER]

By:
Name:
Title:

Consented and Agreed to:

ADMINISTRATIVE AGENT:

EAST WEST BANK

By:
Name:
Title:

MMA ENERGY HOLDINGS, LLC

By:
Name:
Title:

Exhibit J-3